EXHIBIT 10.1*

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of June 10, 2008

among

WINMARK CORPORATION,

as the Company and a Loan Party,

THE SUBSIDIARIES OF THE COMPANY,

as Loan Parties,

EACH LENDER PARTY HERETO,

LASALLE BANK NATIONAL ASSOCIATION,

as a Lender and as Administrative Agent for the Lenders,

and

THE PRIVATEBANK AND TRUST COMPANY,

as a Lender and as Documentation Agent

* Material has been omitted pursuant to a request for confidential treatment and the material has been filed separately.

SECTION 1	DEFINITIONS		1
1.1	Definitions		1
1.2	Other Interpretive Provisions		18
1.3	Letter of Credit Amounts		18

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT		18
PROCEDURES
2.1	Commitments		18
	2.1.1	L/C Commitment	18
	2.1.2	Loan Procedures.	19
2.2	Loan Commitment		19
	2.2.1	Various Types of Loans	19
	2.2.2	Borrowing Procedures	19
	2.2.3	Conversion and Continuation Procedures	20
2.3	Letter of Credit Procedures		21
	2.3.1	L/C Applications	21
	2.3.2	Reimbursement Obligations; Fundings of Participations	21
	2.3.3	Repayment of Participations	23
	2.3.4	Obligations Absolute	23
	2.3.5	Role of L/C Issuer	24
	2.3.6	Cash Collateral	24
	2.3.7	Applicability of ISP and UCP	25
2.4	Certain Conditions		25

SECTION 3	EVIDENCING OF LOANS		25
3.1	Notes		25
3.2	Recordkeeping		25

SECTION 4	INTEREST		25
4.1	Interest Rates		25
4.2	Interest Payment Dates		26
4.3	Setting and Notice of LIBOR Rates		26
4.4	Computation of Interest		26

SECTION 5	FEES.		26
5.1	Letter of Credit Fees		26
5.2	Other Fees		26

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.		27
6.1	Prepayments		27
	6.1.1	Voluntary Prepayments	27
	6.1.2	Mandatory Prepayments	27
	6.1.3	Manner of Prepayments	27
6.2	Repayments		28
6.3	Reduction of Aggregate Commitments		28

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES		28
7.1	Payments Generally; Agent’s Clawback		28
	7.1.1	General	28
	7.1.2	Fundings by Lenders; Payments by Loan Parties	28
	7.1.3	Failure to Satisfy Conditions Precedent	29
	7.1.4	Obligations of Lenders Several	29
7.2	Sharing of Payments		29
7.3	Application of Certain Payments		30
7.4	Due Date Extension		30
7.5	Setoff		30
7.6	Taxes		30

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.		31
8.1	Increased Costs		31
8.2	Basis for Determining Interest Rate Inadequate or Unfair		32
8.3	Changes in Law Rendering LIBOR Loans Unlawful		32
8.4	Funding Losses		32
8.5	Right of the Lenders to Fund through Other Offices		33
8.6	Discretion of the Lenders as to Manner of Funding		33
8.7	Mitigation of Circumstances		33
8.8	Conclusiveness of Statements; Survival of Provisions		33

SECTION 9	REPRESENTATIONS AND WARRANTIES		33
9.1	Organization		34
9.2	Authorization; No Conflict		34
9.3	Validity and Binding Nature		34
9.4	Financial Condition		34
9.5	No Material Adverse Change		34
9.6	Litigation and Contingent Liabilities		34
9.7	Ownership of Properties; Liens		34
9.8	Equity Ownership; Subsidiaries		35
9.9	Pension Plans		35
9.10	Investment Company Act		36
9.11	Public Utility Holding Company Act		36
9.12	Regulation U		36
9.13	Taxes; Tax Shelter Registration		36
9.14	Solvency, etc.		36
9.15	Environmental Matters		36
9.16	Insurance		37
9.17	Real Property		37
9.18	Information		37
9.19	Intellectual Property		37
9.20	Burdensome Obligations		37
9.21	Labor Matters		38
9.22	No Default		38
9.23	Accounts		38
9.24	Anti-Terrorism Law Compliance		38

SECTION 10	AFFIRMATIVE COVENANTS		38
10.1	Reports, Certificates and Other Information		38
	10.1.1	Annual Report	38
	10.1.2	Monthly Reports	39
	10.1.3	Quarterly Reports	39
	10.1.4	Compliance Certificates	39
	10.1.5	Reports to the SEC and to Shareholders	39
	10.1.6	Notice of Default, Litigation and ERISA Matters	39
	10.1.7	Borrowing Base Certificates	40
	10.1.8	Management Reports	40
	10.1.9	Subordinated Debt Notices	40
	10.1.10	Other Information	41
10.2	Books, Records and Inspections		41
10.3	Maintenance of Property; Insurance		41
10.4	Compliance with Laws; Payment of Taxes and Liabilities		41
10.5	Maintenance of Existence, etc.		42
10.6	Use of Proceeds		42
10.7	Employee Benefit Plans		42
10.8	Environmental Matters		42
10.9	Tax Shelter Registration		43
10.10	Further Assurances		43
10.11	Banking Relationship		43

SECTION 11	NEGATIVE COVENANTS		43
11.1	Debt		43
11.2	Liens		44
11.3	Operating Leases		45
11.4	Restricted Payments		45
11.5	Mergers, Consolidations, Sales		45
11.6	Modification of Organizational Documents		47
11.7	Affiliate Transactions		47
11.8	Unconditional Purchase Obligations		47
11.9	Inconsistent Agreements		47
11.10	Business Activities		47
11.11	Subordinated Debt Documents		47
11.12	Fiscal Year		48
11.13	Control Agreements		48
11.14	Tangible Net Worth		48
11.15	Debt Service Coverage		48
11.16	Maximum Leverage		48
11.17	Eligible Leases		48

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.		48
12.1	Initial Credit Extension		48
	12.1.1	Notes	48
	12.1.2	Authorization Documents	48
	12.1.3	Consents, etc.	49

	12.1.4	Security Documents	49
	12.1.5	Financing Statements	49
	12.1.6	Opinions of Counsel	49
	12.1.7	Insurance	49
	12.1.8	Payment of Fees	49
	12.1.9	Search Results; Lien Terminations	49
	12.1.10	Filings, Registrations and Recordings	50
	12.1.11	Borrowing Base Certificate	50
	12.1.12	Closing Certificate	50
	12.1.13	Other Documents	50
12.2	Conditions		50
	12.2.1	Compliance with Warranties, No Default, etc.	50
	12.2.2	Confirmatory Certificate	50

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT		50
13.1	Events of Default		50
	13.1.1	Non-Payment of the Loans, etc.	51
	13.1.2	Non-Payment of Other Debt	51
	13.1.3	Other Material Obligations	51
	13.1.4	Bankruptcy, Insolvency, etc.	51
	13.1.5	Non-Compliance with Loan Documents	51
	13.1.6	Representations; Warranties	51
	13.1.7	Pension Plans	52
	13.1.8	Judgments	52
	13.1.9	Invalidity of Collateral Documents, etc.	52
	13.1.10	Invalidity of Subordination Provisions, etc.	52
	13.1.11	Change of Control	52
	13.1.12	Material Adverse Effect	52
13.2	Effect of Event of Default		52
13.3	Application of Funds		53

SECTION 14	ADMINISTRATIVE AGENT		54
14.1	Appointment and Authorization of Administrative Agent		54
14.2	Rights as a Lender		54
14.3	Exculpatory Provisions		54
14.4	Reliance by Administrative Agent		55
14.5	Delegation of Duties		55
14.6	Resignation of Agent		56
14.7	Non-Reliance on Agent and Other Lenders		56
14.8	No Other Duties, Etc		56
14.9	Administrative Agent May File Proofs of Claim		57
14.10	Collateral Matters		57

SECTION 15	THE LOAN PARTIES		59
15.1	Appointment of the Company		59
15.2	Relationship Among the Loan Parties		59

SECTION 16	GENERAL	62
16.1	Waiver, Amendments, Etc	62
16.2	Confirmations	63
16.3	Notices	63
16.4	Computations	63
16.5	Expenses, Indemnity, Damage Waiver	64
16.6	Payments Set Aside	65
16.7	Successors and Assigns	66
16.8	GOVERNING LAW	66
16.9	Confidentiality	67
16.10	Severability	67
16.11	Nature of Remedies	67
16.12	Entire Agreement	68
16.13	Counterparts	68
16.14	Successors and Assigns	68
16.15	Captions	68
16.16	Nonliability of Agent and each Lender	68
16.17	FORUM SELECTION AND CONSENT TO JURISDICTION	69
16.18	WAIVER OF JURY TRIAL	69
16.19	Effect of Existing Credit Agreement and Existing Collateral Documents	69

v

SCHEDULES

SCHEDULE 2.1	Commitments
SCHEDULE 5.2	Prepayment Consideration Calculation
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.7	Ownership of Properties; Liens
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.17	Real Property
SCHEDULE 9.23	Accounts
SCHEDULE 11.7	Affiliate Transactions

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Master Letter of Credit Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Conversion/Continuation

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of June 10, 2008

WINMARK CORPORATION (the “Company”), the Subsidiaries of the Company that are or may from time to time become parties hereto (together with the Company and their respective successors and assigns, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”), as Administrative Agent for the Lenders, and THE PRIVATEBANK AND TRUST COMPANY, as Documentation Agent, hereby agree as follows:

RECITALS

WHEREAS, the Loan Parties and LaSalle have entered into a 364-Day Revolving Credit Agreement dated as of September 30, 2004, as amended by an Amendment to 364-Day Revolving Credit Agreement dated as of August 26, 2005, a Second Amendment to 364-Day Revolving Credit Agreement dated as of March 31, 2006, a Third Amendment to 364-Day Revolving Credit Agreement dated as of May 19, 2006, a Fourth Amendment to 364-Day Revolving Credit Agreement dated as of August 15, 2007, and a Fifth Amendment to 364-Day Revolving Credit Agreement dated as of November 12, 2007 (as amended, the “Existing Credit Agreement”); and

WHEREAS, the Loan Parties and LaSalle have agreed to amend and restate the Existing Credit Agreement pursuant to the terms and conditions set forth in this Amended and Restated Revolving Credit Agreement (this “Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 1                                   DEFINITIONS.

1.1                                 Definitions. When used herein the following terms shall have the following meanings:

“Account”:  As defined in the UCC.

“Account Debtor”:  As defined in the UCC.

“Acquisition”:  Any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of all or any portion of the Capital Securities of any Person, (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), or (d) any other Investment in a Person; provided, however, that an Investment in publicly-traded securities of a Person shall not constitute an Acquisition so long as such Investment does not result in (i) the acquisition of all or substantially all of the assets or Capital Securities of such Person, or (ii) a merger, consolidation or other combination with such Person.

“Administrative Agent” or “Agent”:  LaSalle in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office”:  Agent’s address and, as appropriate, account as set forth on the signature page or Schedule 2.1 to this Agreement, or such other address or account as Agent may from time to time notify the Company and the Lenders in writing (which for purposes of this provision may include a notice by e-mail).

“Affected Loan”:  As defined in Section 8.3.

“Affiliate”:  With respect to any Person, (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, no Lender shall be deemed an Affiliate of any Loan Party.

 “Aggregate Commitments”:  The Commitments of all Lenders, as reduced from time to time pursuant to Section 6.3.

“Agreement”:  As defined in the Recitals.

“Applicable Margin”:  For any day, a rate per annum of (i) for LIBOR Loans, 2.00%, (ii) for Base Rate Loans, 0.00% or (iii) for Fixed Rate Loans, 2.00%.

“Applicable Percentage”:  With respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 13.2 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 of this Agreement or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Asset Disposition”:  The sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function and (b) the sale or lease of inventory in the ordinary course of business.

“Attorney Costs”:  With respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

“Bank Product Agreements”:  Those certain cash management service agreements entered into from time to time between any Loan Party and any Lender or its Affiliates in connection with any of the Bank Products.

“Bank Product Obligations”:  All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to the Lenders or their Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to any Lender as a result of such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

“Bank Products”:  Any service or facility extended to any Loan Party by any Lender or its Affiliates including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Base Rate”:  At any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

“Base Rate Loan”:  Any Loan which bears interest at or by reference to the Base Rate.

“Borrowing Base”:  (a) 90% of the net book value of the Eligible Leased Assets of the Loan Parties, plus (b) as of the end of any month, an amount equal to EBITDA of the Company’s franchising and corporate segments for the twelve consecutive months ended or most recently ended on such month times two (2).

“Borrowing Base Certificate”:  A certificate substantially in the form of Exhibit C.

“BSA”:  As defined in Section 10.4.

“Business Day”:  Any day on which LaSalle is open for commercial banking business in Minneapolis, Minnesota and Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures”:  All expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed

(a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease”:  With respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities”:  With respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations”:  As to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Collateralize”:  To deliver cash collateral to Agent, for the benefit of the L/C Issuer, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the L/C Issuer.  Derivatives of such term have corresponding meanings.

“Change of Control”:  The occurrence of any of the following events: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Capital Securities of the Company representing 50% or more of the combined voting power of all Capital Securities of the Company entitled to vote in the election of directors; (b) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over Capital Securities of the Company representing 50% or more of the combined voting power of all Capital Securities of the Company entitled to vote in the election of directors; or (c) the Company shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary.

“Closing Date”:  As defined in Section 12.1.

“Code”:  The Internal Revenue Code of 1986.

“Collateral Access Agreement”:  An agreement in form and substance reasonably satisfactory to Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collateral Documents”:  Collectively, the Security Agreement, the Pledge Agreement, each Collateral Access Agreement, each UCC-1 financing statement, each Control Agreement and any other agreement or instrument pursuant to which the Company, any other Loan Party or any other Person grants or purports to grant collateral to Agent or otherwise relates to such collateral.

“Commitment”:  As to each Lender, its obligation to (a) make Loans to the Company pursuant to Section 2.1.1, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Company”:  As defined in the Preamble.

“Compliance Certificate”:  A Compliance Certificate in substantially the form of Exhibit B.

“Contingent Liability”:  With respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Control Agreement”:  An account control agreement, in form and substance satisfactory to Agent, among Agent, the applicable Loan Party and the depository or securities intermediary for any deposit, checking or brokerage account opened or maintained by a Loan Party.

“Controlled Group”:  All members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

 “Debt”:  With respect to any Person, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, not including obligations of a Loan Party under non-recourse discounted leases, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person and (i) all Debt of any partnership of which such Person is a general partner.

“Default Rate”:  A rate of interest equal to the Loan as of the date of determination (including any Applicable Margin) plus two percent (2%) (or, in the case of Obligations not bearing interest, a rate of interest equal to the Base Rate plus two percent (2%)).

“Defaulting Lender”:  Any Lender that (a) has failed to fund any portion of the Committed Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Depreciation”:  The total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Company’s financial statements and determined in accordance with GAAP.

“Documentation Agent”:  The PrivateBank and Trust Company in its capacity as documentation agent.

“Dollar” and the sign “$”:  Lawful money of the United States of America.

“EBITDA”:  For any period, the Company’s and the Subsidiaries’ “Income from Operations” (as set forth on their consolidated income statement) plus depreciation, plus amortization, plus compensation expense related to the granting of stock options.

“Eligible Leased Assets”:  Each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to a Loan Party that arises solely from the leasing of Equipment by such Loan Party and that meets each of the following requirements:

(a)                                  it is genuine in all respects and has arisen in the ordinary course of the Loan Party’s business from the sale or lease of Equipment by such Loan Party;

(b)                                 it is subject to a perfected, first priority Lien in favor of Agent and is not subject to any other assignment, claim or Lien;

(c)                                  it is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Equipment or services which are the subject of such Account;

(d)                                 the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the lease of Equipment giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to Agent;

(e)                                  it is not an Account with respect to which possession and/or control of the Equipment leased giving rise thereto is held, maintained or retained by the Loan Party (or by any agent or custodian of such Loan Party) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(f)                                    it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless the Loan Party has assigned its right to payment of such Account to Agent pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to Agent) of such assignment has been delivered to Agent, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

(g)                                 if the Loan Party maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(h)                                 if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to Agent or, in the case of electronic chattel paper, shall be in the control of Agent, in each case in a manner satisfactory to Agent;

(i)                                     such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than ninety (90) days past the due date thereof;

(j)                                     it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Loan Party is exempt from filing such report and has provided Agent with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Loan Party for a nominal fee;

(k)                                  the Account Debtor with respect thereto is not an Affiliate of the Loan Party;

(l)                                     such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the Loan Party to Agent and is not unassignable to Agent for any other reason;

(m)                               there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(n)                                 it is not owed by an Account Debtor with respect to which twenty five percent (25.00%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition;

(o)                                 if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds twenty five percent (25.00%) of the aggregate amount of all Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible; and

(p)                                 it does not violate the negative covenants and does satisfy the affirmative covenants of the Loan Party contained in this Agreement, and it is otherwise not unacceptable to Agent for any other reason;

provided, an Account which is at any time an Eligible Leased Asset, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Leased Asset, until such time that such Account meets all of the foregoing requirements; provided further, that, with respect to any Account, if Agent at any time hereafter determines in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Leased Asset after notice of such determination is given to the relevant Loan Party; and provided further, that Agent shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of the Eligible Leased Assets.

“Eligible Leases”:  Leases of Equipment that generate Eligible Leased Assets.

“Environmental Claims”:  All claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws”:  All present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA”:  The Employee Retirement Income Security Act of 1974.

“Equipment”:  As defined in the UCC.

“Event of Default”:  Any of the events described in Section 13.1.

“Excluded Taxes”:  With respect to each Lender, taxes based upon, or measured by, such Lender’s (or a branch of such Lender’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender is organized, (b) in a jurisdiction which such Lender’s principal office is located, or (c) in a jurisdiction in which such Lender’s lending office (or branch) in respect of which payments under this Agreement are made is located.

“Existing Credit Agreement”:  As defined in the Recitals.

“Federal Funds Rate”:  For any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.  Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Fiscal Quarter”:  A fiscal quarter of a Fiscal Year.

“Fiscal Year”:  The fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the last Saturday of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2007”) refer to the Fiscal Year ending on the last Saturday of such calendar year.

“Fixed Rate Loan”:  A Loan which bears interest at or by reference to the Loan Index Rate.

“FRB”:  The Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt”:  As to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“GAAP”:  Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“Group”:  As defined in Section 2.2.1.

“Hazardous Substances”:  (a) Any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement”:  Any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation”:  With respect to any Person, any liability of such Person under any Hedging Agreement.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Interest Period”:  As to any Fixed Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Fixed Rate Loan and ending on a date one, two, three, four or five years thereafter as selected in writing by the Company.  As to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  the Company may not select any Interest Period for a Loan which would extend beyond the scheduled Termination Date.

“Inventory”:  As defined in the Security Agreement.

“Investment”:  With respect to any Person, any investment in another Person, whether by acquisition of any Capital Security, by making any loan or advance, or by making an Acquisition.

“LaSalle”:  As defined in the Preamble.

“L/C Advance”:  With respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application”:  With respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the L/C Issuer at the time of such request for the type of letter of credit requested.

“L/C Borrowing”:  An extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Base Rate Loan in accordance with Section 2.3.2(a) and Section 2.3.2(b).

“L/C Credit Extension”:  With respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Fee Rate”:  A rate per annum of 2%.

“L/C Issuer”:  LaSalle, in its capacity as issuer of the Letters of Credit, or any successor letter of credit issuer hereunder.

“L/C Obligations”:  As at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender”:  As defined in the Preamble and including the Loan Index Lender.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

“Letter of Credit”:  As defined in Section 2.1.2.

“LIBOR Loan”:  Any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Office”:  The office or offices of any Lender which shall be making or maintaining the LIBOR Loans.  A LIBOR Office may be, at the option of such Lender, either a domestic or foreign office.

“LIBOR Rate”:  For any Interest Period for a LIBOR Loan, a rate per annum determined by Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00 – LIBOR Reserve Percentage

Where,

“LIBOR Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by LaSalle or Bank of America and with a term equivalent to such Interest Period would be offered by LaSalle’s or Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien”:  With respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan”:  An extension of credit by a Lender to a Loan Party in the form of a revolving loan pursuant to Section 2.1.1.

“Loan Availability”:  The lesser of (i) the Aggregate Commitments and (ii) the Borrowing Base.

“Loan Documents”:  This Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Collateral Documents, the Subordination Agreements and all documents, instruments and agreements delivered in connection with the foregoing.

“Loan Index Lender”:  LaSalle.

“Loan Index Rate”:  The fixed rate per annum provided from time to time by the Loan Index Lender in its sole discretion based on its internal “loan index” and made available by the Loan Index Lender at the Company’s request, which rate shall be fixed for a period equal to the relevant Interest Period; provided that the Loan Index Rate shall be not less than U.S. Treasury rates fixed for substantially similar periods.

“Loan Parties”:  As defined in the Preamble.

“Loan Party”:  The Company and each Subsidiary.

“Loan or Loans”:  As defined in Section 2.1.1.

“Margin Stock”:  Any “margin stock” as defined in Regulation U.

“Master Letter of Credit Agreement”:  At any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form of Exhibit D, or successor form designated by the L/C Issuer.

“Material Adverse Effect”:  (a) A material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Multiemployer Pension Plan”:  A multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

“Note”:  A promissory note in the form of Exhibit A.

“Notice of Borrowing”:  As defined in Section 2.2.2.

“Notice of Conversion/Continuation”:  As defined in Section 2.2.3.

“Obligations”:  All obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliates, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC”:  As defined in Section 9.24.

“Operating Lease”:  Any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Outstandings”:  At any time, the sum of (a) the aggregate principal amount of all outstanding Loans after giving effect to any borrowings and prepayments or repayments occurring on such date, plus (b) the Stated Amount of all Letters of Credit.

“PBGC”:  The Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan”:  A “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Person”:  Any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement”:  That certain Amended and Restated Pledge Agreement dated as of even date herewith executed and delivered by the Company.

“Prepayment Consideration Calculation”:  The method set forth in Schedule 5.2 for calculating whether any amounts are due and owing to the Lenders as the result of a prepayment of a Fixed Rate Loan as contemplated in Section 5.2(b).

“Prime Rate”:  For any day, the rate of interest in effect for such day as publicly announced from time to time by Agent as its prime rate (whether or not such rate is actually charged by Agent), which is not intended to be Agent’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Agent shall not be obligated to give notice of any change in the Prime Rate.

“Regulation D”:  Regulation D of the FRB.

“Regulation U”:  Regulation U of the FRB.

“Related Parties”:  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event”:  A reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Required Lenders”:  As of any date of determination, the Lenders having the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 13.2, Lenders holding in the aggregate more than 50% of the Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that if at any time there are only two Lenders, Required Lenders shall mean both Lenders (provided that for purposes of this determination a “Lender” shall include any other Lender that is an Affiliate of such Lender); provided further that the Commitment of, and the portion of the Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders (including when there are only two Lenders).

“SEC”:  The Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Security Agreement”:  That certain Amended and Restated Security Agreement dated as of even date herewith executed and delivered by the Loan Parties.

“Senior Debt”:  All Debt of the Company and its Subsidiaries other than Subordinated Debt.

“Senior Officer”:  With respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

“Stated Amount”:  With respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

“Subordinated Debt”:  The Unsecured Notes and any other unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.

“Subordinated Debt Documents”:  The Unsecured Note Documents and all other documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Required Lenders.

“Subordination Agreements”:  The provisions of the Unsecured Note Documents in favor or for the benefit of the “Senior Debt” as defined therein and all other subordination agreements executed by a holder of Subordinated Debt in favor of Agent, for the ratable benefit of Agent and the Lenders, from time to time after the Closing Date.

“Subsidiary”:  With respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

 “Tangible Net Worth”:  As of any date of determination, the sum of the amounts set forth on the balance sheet of the Company and the Subsidiaries as total shareholder equity of the Company and the Subsidiaries, plus any Subordinated Debt, minus the book value of all intangible assets of the Company and the Subsidiaries (including all such items as goodwill, trade names, service marks, copyrights, patents, licenses, deferred items, unamortized debt discount, prepaid expenses and any other items deemed intangible by Agent), minus Investments in non-public companies net of cash dividends received in respect of such Investments.

“Taxes”:  Any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Termination Date”:  The earlier to occur of (a) June 15, 2013, or (b) such other date on which the Commitment terminates pursuant to Section 13.

“Termination Event”:  With respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such

Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

“Total Plan Liability”:  At any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“type”:  As defined in Section 2.2.1.

“UCC”:  As defined in the Security Agreement.

“Unfunded Liability”:  The amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Event of Default”:  Any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“Unreimbursed Amount”:  As defined in Section 2.3.2(a).

“Unsecured Note Documents”:  The Unsecured Notes, the Unsecured Note Registration Statement, the Unsecured Note Indenture, the Unsecured Note Prospectus and each other agreement relating to the Unsecured Notes.

“Unsecured Note Indenture”:  That certain Indenture dated June 14, 2006 by and between the Company, as obligor, and Wells Fargo Bank, National Association, as trustee.

“Unsecured Note Prospectus”:  That certain Prospectus of the Company dated June 14, 2006 relating to the Unsecured Notes and included as part of the Unsecured Note Registration Statement.

“Unsecured Note Registration Statement”:  The Company’s registration statement in respect of the Unsecured Notes on Form S-1, declared effective by the Securities and Exchange Commission on or about June 14, 2006.

“Unsecured Notes”:  The renewable unsecured subordinated notes of the Company issued under the Unsecured Note Indenture pursuant to the Unsecured Note Registration Statement.

“Wholly-Owned Subsidiary”:  As to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)            This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)           This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, the Company, each Lender and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against Agent merely because of Agent’s involvement in their preparation.

1.3           Letter of Credit Amounts.   Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Application or Master Letter of Credit Agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2          COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1           Commitments.   On and subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to, and the L/C Issuer agrees to issue Letters of Credit for the account of, the Loan Parties, jointly or severally, as follows:

2.1.1        Loan Commitment.   Each Lender severally agrees to make Loans on a revolving basis from time to time until the Termination Date in the amounts as the Company may request from the Lender; provided, however, that after giving effect to any Loan, (i) the Outstandings will not at any time exceed Loan Availability and (ii) the aggregate Outstandings of any Lender shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1.1, prepay under Section 6.1.1, and reborrow under this Section 2.1.1.

2.1.2        L/C Commitment.   Subject to Section 2.3.1, the L/C Issuer, in reliance on the agreements of the other Lenders set forth herein, agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the L/C Issuer (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (b) the Outstandings shall not at any time exceed Loan Availability.

2.2           Loan Procedures.

2.2.1        Various Types of Loans.  Each Loan shall be divided into tranches which are either a Base Rate Loan, a LIBOR Loan or a Fixed Rate Loan (each, a “type” of Loan), as the Company shall specify in the related Notice of Borrowing (with respect to Base Rate Loans or LIBOR Loans) or conversion (with respect to all types of Loans) pursuant to Section 2.2.2 or 2.2.3.  LIBOR Loans and Fixed Rate Loans having the same Interest Period are sometimes called a “Group” or, collectively, “Groups”.  Base Rate Loans, LIBOR Loans and Fixed Rate Loans may be outstanding at the same time, provided that no more than eight (8) different Groups of LIBOR Loans shall be outstanding at any one time.

2.2.2            Borrowing Procedures.

(a)               The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to Agent of each proposed borrowing of a revolving Loan not later than (a) in the case of a Base Rate Loan or a Fixed Rate Loan, 11:00 A.M., Minneapolis time, on the proposed date of such borrowing, and (b) in the case of a LIBOR Loan, 11:00 A.M., Minneapolis time, at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, (i) in the case of a LIBOR Loan, the initial Interest Period therefor, and (ii) in the case of a Fixed Rate Loan, the initial Interest Period therefor as well as an amortization schedule reflecting equal monthly payments over the life of such Fixed Rate Loan over the Interest Period therefor commencing on the same date of the next month following the borrowing (or such other method of amortization approved in writing by the Lender prior to the commencement of the Interest Period therefor).  Each Base Rate Loan shall be in an aggregate amount of at least $100,000 or a higher integral multiple of $100,000.  Each LIBOR Loan shall be in an aggregate amount of at least $100,000 or a higher integral multiple of $100,000.  Each Fixed Rate Loan shall be in an aggregate amount of at least $200,000 or a higher integral multiple of $100,000; provided, however, that the Loan Parties may not borrow, convert to, or continue, more than eighteen (18) Fixed Rate Loans, in the aggregate, in any calendar year.

(b)           Following receipt of a Notice of Borrowing, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans.  Each Lender shall make the amount of its Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing.  Upon satisfaction of the applicable conditions set forth in Section 12, Agent shall make all funds so received available to the Company in like funds as received by Agent either by

(i) crediting the account of Borrower on the books of LaSalle with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by the Company; provided, however, that if, on the date the Notice of Borrowing with respect to such borrowing is given by the Company, there are Unreimbursed Amounts outstanding, then the proceeds of such borrowing first, shall be applied, to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to the Company as provided above.

2.2.3        Conversion and Continuation Procedures.

(a)           Subject to Section 2.2.1, the Company may, upon irrevocable written notice to Agent in accordance with clause (b) below:

(i)            elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $100,000) into Loans of the other type; or

(ii)           elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $100,000) for a new Interest Period;

provided that (i) the Loan Parties may not borrow, convert to, or continue, more than eighteen (18) Fixed Rate Loans, in the aggregate, in any calendar year, and (ii) after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $100,000 or a higher integral multiple of $100,000, and the aggregate principal amount of each Group of Fixed Rate Loans shall be at least $200,000 or a higher integral multiple of $100,000.

(b)           The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Minneapolis time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Minneapolis time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)            the proposed date of conversion or continuation;

(ii)           the aggregate amount of Loans to be converted or continued;

(iii)          the type of Loans resulting from the proposed conversion or continuation; and

(iv)          in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans or Fixed Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans or Agent has failed to approve a new Interest Period to be applicable to such Fixed Rate Loans, the Company shall be deemed to have elected to convert such LIBOR Loans or Fixed Rate Loans, as applicable, into Base Rate Loans effective on the last day of such Interest Period.

(d)           Any conversion of a LIBOR Loan on a day other than the last date of an Interest Period therefor shall be subject to Section 8.4 and any conversion of a Fixed Rate Loan on a day other than the last date of an Interest Period therefor shall be subject to Section 5.2(b).

(e)           Following receipt of a Notice of Conversion/Continuation, Agent shall promptly notify each Lender of such notice, and if no timely Notice of Conversion/Continuation is provided by the Company, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.2.3(c).  All conversions and continuation of Loans must be made uniformly and ratably among the Lenders.

2.3           Letter of Credit Procedures.

2.3.1        L/C Applications.   The Loan Parties shall execute and deliver to the L/C Issuer the Master Letter of Credit Agreement from time to time in effect.  The Company shall give notice to the L/C Issuer (with a copy to the Agent) of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Lender shall agree in any particular instance in its sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the L/C Issuer, together with such other documentation as the L/C Issuer may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier of thirty (30) days prior to (i) one year after the date of issuance thereof and (ii) the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized); provided, a Letter of Credit with an expiration date of one year may provide for renewal thereof in additional one-year periods, subject to the preceding clause (ii)) and whether such Letter of Credit is to be transferable in whole or in part.  So long as the L/C Issuer has not received written notice from Agent, any Lender or any Loan Party that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the L/C Issuer shall issue such Letter of Credit on the requested issuance date.  In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2            Reimbursement Obligations; Fundings of Participations.

(a)               The L/C Issuer shall notify the Company and Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the L/C Issuer to so notify the Company or Agent shall not affect the rights of the L/C Issuer or the Lenders in any manner whatsoever.  Not later than 11:00 a.m. Minneapolis time on the date of any payment or disbursement by the L/C Issuer under a Letter of Credit (the “Honor Date”), each Loan Party, jointly and severally, hereby unconditionally and irrevocably agrees to reimburse the L/C Issuer through Agent for each such payment or disbursement.  If the Loan Parties fail to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing or disbursement (the “Unreimbursed Amount”), and the amount of the Lender’s Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and satisfaction of the conditions set forth in Section 12.2.  Any notice given by the L/C Issuer or Agent pursuant to this Section 2.3.2(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such immediate confirmation shall not affect the conclusiveness of binding effect of such notice.

(b)           Each Lender shall upon any notice pursuant to Section 2.3.2(a) make funds available to Agent for the account of the L/C Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.3.2(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.  Agent shall remit the funds so received to the L/C Issuer.

(c)           With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Loans because the conditions set forth in Section 12.2 cannot be satisfied or for any other reason, the Loan Parties shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.3.2(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.2.

(d)           Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.3.2 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(e)           Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3.2, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any other Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Unmatured Event of Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.3.2 is subject to the conditions set forth in Section 12.2.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Loan Parties to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(f)            If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3.2 by the time specified in Section 2.3.2(b), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC/ Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

2.3.3            Repayment of Participations.

(a)               At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3.2, if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Loan Party or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Agent.

(b)           If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.3.2(a) is required to be returned under any of the circumstances described in Section 16.6 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.3.4        Obligations Absolute.   The Loan Parties’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer, Agent, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which the L/C Issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

2.3.5        Role of L/C Issuer.   Each Lender and each Loan Party agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Issuer document.  The Company and each other Loan Party hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s (or any Loan Party) pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 2.3.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.3.6        Cash Collateral.   Upon the request of Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations (including any fees then due and owing).  Sections 2.3.1, 6.1.2 and 13.2 set forth certain additional requirements to deliver Cash Collateral hereunder.  The Company and each Loan Party hereby grants to Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at LaSalle.

2.3.7        Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

2.4           Certain Conditions.  Notwithstanding any other provision of this Agreement, neither Agent nor any Lender or the L/C Issuer shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, or to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3            EVIDENCING OF LOANS.

3.1           Notes.  The Loans made by each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of each Lender in a face principal amount equal to its Commitment.

3.2           Recordkeeping.  Each Lender shall record in its records, the date and amount of each Loan made by such Lender, each repayment or conversion thereof, the purchases and sales by such Lender of participations in Letters of Credit and, in the case of each LIBOR Loan and each Fixed Rate Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid to such Lender.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Loan Parties hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4            INTEREST.

4.1           Interest Rates.  The Loan Parties, jointly and severally, promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)           at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and

(b)           at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin;

(c)           at all times while such Loan is a Fixed Rate Loan, at a rate per annum equal to the sum of the Fixed Rate applicable to each Interest Period for such Loan plus the Applicable Margin;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be the Default Rate, provided further that such increase may thereafter be rescinded by the Required Lenders.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2           Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan having a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity.  Accrued interest on each Fixed Rate Loan shall be payable on the same date as payments are made on the principal in accordance with the amortization schedule delivered pursuant to Section 2.2.2(a), upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3           Setting and Notice of LIBOR Rates.  The applicable LIBOR Rate for each Interest Period shall be determined by Agent, and notice thereof shall be given by Agent promptly to the Company and the Lenders.  Each determination of the applicable LIBOR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Agent shall, upon written request of the Company, deliver to the Company a statement showing the computations used by Agent in determining any applicable LIBOR Rate hereunder.

4.4           Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5            FEES.

5.1           Letter of Credit Fees

(a)           The Loan Parties, jointly and severally, agree to pay to the L/C Issuer a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate of the Stated Amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the L/C Issuer otherwise consents, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists.  Such letter of credit fee shall be payable in arrears on the first day of each calendar month and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)           In addition, with respect to each Letter of Credit, the Company agrees to pay to the L/C Issuer such fees and expenses as the L/C Issuer customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, including a letter of credit fronting fee in the amount and at the times agreed to by the Company and the L/C Issuer.

5.2           Other Fees

(a)           Non-Utilization Fee.  The Loan Parties, jointly and severally, agree to pay to each Lender a non-utilization fee equal to 0.25% of the total of (i) such Lender’s Commitment, minus (ii) the daily average of the aggregate principal amount of the Outstandings attributable to such Lender, which non-utilization fee shall be (X) calculated on the basis of a year consisting of 360 days, (Y) paid for the actual number of days elapsed, and (Z) payable monthly in arrears on the last day of each calendar month and on the Termination Date.

(b)           Fixed Rate Loan Prepayment Fee.  The Loan Parties, jointly and severally, agree to pay to each Lender, with respect to any prepayment made on a Fixed Rate Loan that is not in accordance with the applicable amortization schedule for such Fixed Rate Loan provided to and approved by Agent pursuant to Section 2.2.2 (other than partial prepayments permitted pursuant to Section 6.1.3), a prepayment fee equal to the amount of all net losses, costs and expenses sustained or incurred by such Lender as a result of such prepayment (including any net loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Fixed Rate Loan), as reasonably determined by Agent in accordance with the Prepayment Consideration Calculation.

(c)           Origination Fee.  The Loan Parties, jointly and severally, agree to pay (i) to LaSalle an origination fee equal to 0.30% of $5,000,000 (the amount by which LaSalle’s Commitment has increased pursuant to this Agreement) and (ii) to The PrivateBank and Trust Company an origination fee equal to 0.30% of $25,000,000 (the amount of The PrivateBank and Trust Company’s Commitment).  Each such fee shall be due and payable upon the execution of this Agreement and shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)           Lender’s Fees.  The Loan Parties, jointly and severally, agree to pay to each Lender such other reasonable fees and expenses as are mutually agreed to from time to time by the Company and such Lender, including the fees required to be paid in accordance with Section 16.5.

SECTION 6            REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1           Prepayments

6.1.1            Voluntary Prepayments.  The Loan Parties may from time to time prepay the Loans in whole or in part; provided that the Company shall give Agent and each Lender notice thereof not later than 11:00 A.M., Minneapolis time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

6.1.2            Mandatory Prepayments.  If on any day the Outstandings exceed the Borrowing Base, the Loan Parties shall immediately prepay the Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.1.3            Manner of Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $25,000 or a higher integral multiple of $5,000.  Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.  Any prepayment of a Fixed Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and, if such prepayment is not a partial prepayment permitted pursuant to Section 2.2.2(a), shall be subject to Section 5.2(b).  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first to repay outstanding Base Rate Loans, then to repay outstanding Fixed Rate Loans in direct order of Interest Period maturities and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.2           Repayments.  The Loans shall be paid in full and the Commitment shall terminate on the Termination Date.

6.3           Reduction of Aggregate Commitments.  The Loan Parties may, at any time, upon not less than 30 days’ prior written notice from the Company to Agent and each Lender, reduce the amount of the Aggregate Commitments, with any such reduction in a minimum amount of $1,000,000, or, if more, in an integral multiple of $500,000 and on a pro rata basis for each Commitment; provided, however, that the Loan Parties may not at any time reduce the amount of Aggregate Commitments below the Outstandings.

SECTION 7            MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1           Payments Generally; Agent’s Clawback

7.1.1        General   All payments to be made by the Loan Parties hereunder or any Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Loan Parties hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.  All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

7.1.2        Fundings by Lenders; Payments by Loan Parties

(a)           Unless Agent shall have received notice from a Lender prior to the proposed date of any borrowing of LIBOR Loans or Fixed Rate Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to Agent such Lender’s share of such borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2.2 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2.2) and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to Agent, then the applicable Lender and the Loan Parties severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by the Loan Parties, the interest rate applicable to Base Rate Loans.  If the Loan Parties and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to the Company the amount of such interest paid by the Loan Parties for such period.  If such Lender pays its share of the applicable borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Loan Parties shall be without prejudice to any claim the Loan Parties may have against a Lender that shall have failed to make such payment to Agent

(b)           Unless Agent shall have received notice from the Company prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that a Loan Party will not make such payment, Agent may assume that a Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if a Loan Party has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.  A notice of Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

7.1.3            Failure to Satisfy Conditions Precedent.  If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 7.1, and such funds are not made available to the Company by Agent because the conditions to the applicable Loan set forth in Article 12 are not satisfied or waived in accordance with the terms hereof, Agent shall promptly and in any event within one Business Day return such funds (in like funds as received from such Lender) to such Lender, with interest at the Federal Funds Rate.

7.1.4            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments under Section 16.5(c)  are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 16.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 16.5(c).

7.2           Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to a Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

7.3           Application of Certain Payments.  So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3.  After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Lender as proceeds from the sale of, or other realization upon, all or any part of the collateral shall be applied as the Lender shall determine in its discretion.

7.4           Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.5           Setoff.  Each Loan Party agrees that Agent, the L/C Issuer and each Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Loan Party agrees that at any time any Event of Default exists, Agent, the L/C Issuer or any Lender may apply to the payment of any Obligations of the Loan Parties hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of any Loan Party then or thereafter with Agent, the L/C Issuer or any Lender, as applicable.

7.6           Taxes

(a)           To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Loan Parties free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)           If a Loan Party makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, such Loan Party shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b).  To the extent a Loan Party withholds any Taxes on payments hereunder or under any Loan Document, such Loan Party shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the affected Lender (with a copy to Agent) within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)           If any Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against any Lender with respect to amounts received or receivable hereunder or under any other Loan Document, the Loan Parties, jointly and severally, will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c).  A certificate prepared in good faith as to the amount of such payment by the Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

SECTION 8            INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1           Increased Costs

(a)           If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by such Lender; or (ii) shall impose on such Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Loan Parties shall pay to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b)           If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy of such Lender, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy of such Lender (whether or not having the force of law) by any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy of such Lender) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Loan Parties shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2           Basis for Determining Interest Rate Inadequate or Unfair. If:

(a)           any Lender reasonably determines (which determination shall be binding and conclusive on the Loan Parties) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)           any Lender reasonably determines that the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lender may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lender materially affects such Loans;

then such Lender shall promptly notify the Company thereof and, so long as such circumstances shall continue, (i) such Lender shall be under no obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3           Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify the Company and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4           Funding Losses.  The Loan Parties hereby agree that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), the Loan Parties will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company or another Loan Party to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.  For this purpose, all such notices to any Lender pursuant to this Agreement shall be deemed to be irrevocable.

8.5           Right of the Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6           Discretion of the Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7           Mitigation of Circumstances.  Each Lender shall promptly notify the Company of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Loan Parties to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if such Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Loan Parties of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

8.8           Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Each Lender may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Note, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9            REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to enter into this Agreement and to induce the Lenders to make Loans and/or issue Letters of Credit hereunder, each Loan Party represents and warrants to the Lenders that:

9.1           Organization.  Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2           Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, is duly authorized to borrow monies hereunder and is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Loan Parties hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Agent, for the ratable benefit of Agent and the Lenders, created pursuant to the Collateral Documents).

9.3           Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4           Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries as at December 29, 2007 and the unaudited consolidated financial statements of the Company and the Subsidiaries as at March 29, 2008, copies of each of which have been delivered to Agent and each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5           No Material Adverse Change.  Since December 29, 2007, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

9.6           Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.  Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

9.7           Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of real property,  marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2 and listed in Schedule 9.7.

9.8           Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Agent, for the ratable benefit of Agent and the Lenders, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 9.8 and no Loan Party has material Investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 9.8.  As of the Closing Date, each Subsidiary is a Wholly-Owned Subsidiary and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company.

9.9           Pension Plans

(a)           The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Company or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability.  Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)           All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10         Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11         Public Utility Holding Company Act.  No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005.

9.12         Regulation U.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13         Taxes; Tax Shelter Registration

(a)           Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.  No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

(b)           No Loan Party intends to treat any of the transactions contemplated by any Loan Document as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

9.14         Solvency, etc.  On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15         Environmental Matters.  The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.16         Insurance.  Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17         Real Property.  Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.18         Information.  All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and the Lenders that any projections and forecasts provided by any Loan Party are based on good faith estimates and assumptions believed by such Loan Party to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19         Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.20         Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.21         Labor Matters.  No Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

9.22         No Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.23         Accounts.  No Loan Party maintains any deposit, checking, brokerage or similar account with any bank, savings association, financial institution or similar financial intermediary, other than those identified on Schedule 9.23.*

9.24         Anti-Terrorism Law Compliance.  None of the Loan Parties is subject to or in violation of any law, regulation or list of any government agency including, without limitation, the U.S. Office of Foreign Asset Control (“OFAC”) list, Executive Order 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any Advance or extension of credit to any Loan Party or from otherwise conducting business with any Loan Party.

SECTION 10          AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1         Reports, Certificates and Other Information.  Furnish to Agent:

10.1.1          Annual Report.  Promptly when available and in any event within ninety (90) days after the end of each Fiscal Year (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and consolidated statements of income or operations, shareholder’s equity and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, together with a written opinion from independent auditors of national standing selected by the Company and reasonably acceptable to Agent and each Lender that (A) such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP and (B) in making the examination necessary for the signing of such annual audit report, nothing came to the attention of such auditors that caused them to believe that the Company was not in compliance with any provision of Section 11.1, 11.3, 11.4 or 11.13 of this Agreement; (b) a comparison with the budget for such Fiscal Year and a comparison with the previous

* Material has been omitted pursuant to a request for confidential treatment and the material has been filed separately.

Fiscal Year, certified by a Senior Officer of the Company; and (c) statements of forecasted consolidated income for the Company and its Subsidiaries for each Fiscal Quarter in the current Fiscal Year and a forecasted consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, together with supporting assumptions, all in reasonable detail and scope satisfactory to Agent and each Lender and certified by a Senior Officer of the Company.

10.1.2      Monthly Reports.  Promptly when available and in any event within thirty (30) days after the end of each month, consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, together with consolidated statements of income or operations for such month, together with a comparison with the corresponding period of the previous Fiscal Year and for the statements of income a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company.

10.1.3      Quarterly Reports.  Promptly when available and in any event within forty-five (45) days after the end of each quarter, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter, together with consolidated statements of income or operations for such quarter, and a consolidated statement of cash flows for the period beginning with the first day of such Fiscal Year and ending on the last day of such quarter, together with a comparison with the corresponding period of the previous Fiscal Year and for the statements of income a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company.

10.1.4      Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such monthly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratio set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations.

10.1.5      Reports to the SEC and to Shareholders.  Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.6      Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to Agent and the Lenders which has been instituted or, to the knowledge of any Loan Party, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)           the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)           any cancellation or material change in any insurance maintained by any Loan Party; or

(e)           any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

10.1.7          Borrowing Base Certificates.  Within thirty (30) days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of the Company on behalf of the Company (provided that (a) the Company may deliver a Borrowing Base Certificate more frequently if it chooses and (b) at any time an Event of Default exists, Agent or any Lender may require the Company to deliver Borrowing Base Certificates more frequently).

10.1.8          Management Reports.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.9          Subordinated Debt Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

10.1.10        Other Information.  Promptly from time to time, such other information concerning the Loan Parties as Agent or any Lender may reasonably request.

10.2         Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; implement and maintain a cash management system reasonably acceptable to Agent; permit, and cause each other Loan Party to permit, Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral.  All such inspections or audits by Agent shall be at the Company’s expense, provided that (i) so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse Agent for inspections or audits more frequently than once each Fiscal Year, and (ii) without limiting Agent’s rights under clause (i) of this Section 10.2, Agent may at the Company’s expense not later than September 30, 2008 conduct such audit or inspection in respect of the Company’s (and the applicable Loan Party’s) leasing portfolio and reasonably related operations.

10.3         Maintenance of Property; Insurance

(a)           Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

(b)           Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of Agent, furnish to Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.  The Company shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Agent.

10.4         Compliance with Laws; Payment of Taxes and Liabilities.

(a)           Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

10.5         Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6         Use of Proceeds.  Use the proceeds of the Loans and the Letters of Credit solely for working capital purposes, for Acquisitions permitted by Section 11.5, for Capital Expenditures, for stock repurchases and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7         Employee Benefit Plans

(a)           Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)           Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)           Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8         Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company or the applicable Loan Party shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, each Loan Party shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9         Tax Shelter Registration.  Notify Agent of any action (or the intention to take an action) inconsistent with the representation in Section 9.13(b).  If the Company so notifies Agent, the Company acknowledges and agrees that Agent may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Agent, as applicable, may maintain the lists and other regulations required by such Treasury Regulation.  To the extent Agent determines to maintain such list, each Loan Party shall cooperate with Agent in obtaining the information required under such Treasury Regulation.  Within 10 days after notifying Agent under this Section 10.9, the Company shall deliver to Agent a duly completed copy of IRS Form 8886 or any successor form.

10.10       Further Assurances.  Take such actions as are necessary or as Agent or any Lender may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Loan Parties (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as Agent may determine, including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

10.11       Banking Relationship.  Utilize LaSalle as its primary bank of account and depository for certain financial services, including the majority of receipts, disbursements and cash management; provided, that, if requested by the Company and consented to by LaSalle, which consent may not be unreasonably withheld, the Loan Parties may utilize an alternate bank other than LaSalle.

SECTION 11          NEGATIVE COVENANTS

Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1         Debt.  Not, and not permit any other Loan Party to, incur, assume or suffer to exist any Debt, except:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $500,000;

(c)           Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that such Debt shall be subordinated to the Obligations of the Loan Parties hereunder in a manner reasonably satisfactory to Agent and the Required Lenders;

(d)           Subordinated Debt;

(e)           Hedging Obligations incurred in favor of any Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(f)            Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 11.5 and purchasers in connection with dispositions permitted under Section 11.5;

(g)           other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $250,000;

(h)           Accounts payable and trade debt arising in the ordinary course of the Loan Parties’ business; and

(i)            Any non-recourse obligation of a Loan Party arising from a discounting transaction in the ordinary course of business.

11.2         Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA), and (iii) Liens created in the ordinary course of business arising from non-recourse discounting transactions including (without limitation) liens against (A) the particular lease, (B) all equipment subject to such lease, (C) all lease collateral for such lease, (D) all warranty and other rights a Loan Party may have with respect to such lease and the related equipment against the manufacturers of such equipment and against the sellers and assignors from whom such Loan Party may have acquired such lease and such equipment, (E) proceeds from any and all of the foregoing.  Upon the written request of the Company, each Lender agrees to execute a subordination agreement in form and substance satisfactory to such Lender in connection with liens pursuant to Section 11.2(b)(iii);

(c)           Liens arising in the ordinary course of business in an amount of not more than $25,000;

(d)           subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)           attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)            easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party; and

(g)           Liens arising under the Loan Documents.

11.3         Operating Leases.  Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $1,000,000 in any Fiscal Year.

11.4         Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt other than regular payments of principal and interest as and when due under the Unsecured Notes subject to the terms of the Subordination Agreement related thereto, or (e) set aside funds for any of the foregoing.  Notwithstanding the foregoing, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing or would occur as a result of any of the following, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; (ii) the Company may purchase or redeem any of its Capital Securities so long as after giving effect to such purchase or redemption the Company will remain in compliance with all the financial ratios and restrictions set forth in Sections 11.14, 11.15, 11.16 and 11.17, as certified by the Company in form and substance satisfactory to Agent and the Required Lenders; (iii) the Company may make payments in respect of Subordinated Debt to the extent permitted under the applicable Subordination Agreement, and (iv) the Company may grant stock options pursuant to a plan approved by the Shareholders of the Company.

11.5         Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; (iii) sales and dispositions of assets for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year; (iv) the discounting of non-recourse leases in the ordinary course of business, and (v) any Acquisition by the Company or any domestic Wholly-Owned Subsidiary where:

(A) the business or division acquired are for use, or the Person acquired or invested in is engaged, in a business engaged in by a Loan Party on the Closing Date;

(B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C) the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than $10,000,000 individually and the aggregate consideration for all Acquisitions by the Loan Parties since the Closing Date does not exceed $10,000,000;

(D) immediately after giving effect to such Acquisition, (i) the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Sections 11.14, 11.15, 11.16 and 11.17 and (ii) Loan Availability minus Outstandings is greater than or equal to $5,000,000;

(E) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition;

(F) reasonably prior to such Acquisition, Agent and each Lender shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Agent or such Lender may require to evidence the termination of Liens on the assets or business to be acquired if applicable;

(G) not less than ten (10) Business Days prior to such Acquisition, Agent and each Lender shall have received an acquisition summary with respect to the Person and/or business or division to be acquired or invested in, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA relating thereto;

(H) consents have been obtained in favor of Agent and each Lender to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Party) the selling party in favor of Agent and each Lender have been delivered; and

(I) the provisions of Section 10.10 have been satisfied.

11.6         Modification of Organizational Documents.  Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of any Lender.

11.7         Affiliate Transactions. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliate, except for those listed on Schedule 11.7.

11.8         Unconditional Purchase Obligations.  Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.9         Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by a Loan Party hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to Agent, for the ratable benefit of Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.10       Business Activities.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in and businesses reasonably related thereto.

11.11       Subordinated Debt Documents.  Not amend, modify or supplement any Subordinated Debt Document in any manner that could affect or impair the rights of the Lenders contemplated in the Subordination Agreements or amend, modify or supplement the Subordination Agreements in any respect, in each case without the prior written consent of the Required Lenders.

11.12       Fiscal Year.  Not change its Fiscal Year.

11.13       Control Agreements.  Not fail to deliver to Agent within thirty (30) days after Agent’s request, a Control Agreement for any deposit, checking or brokerage account opened or maintained by a Loan Party.

11.14       Tangible Net Worth.  Not permit the Tangible Net Worth of the Company and the Subsidiaries to be:

(a)           as of the Closing Date, less than Nineteen Million One Hundred Thousand Dollars ($19,100,000); and

(b)           as of the last Business Day of each month following the Closing Date, the sum of the minimum Tangible Net Worth from the immediately preceding month plus fifty percent (50%) of the net income of the month then ended, if positive.

11.15       Debt Service Coverage.  As of the end of each Fiscal Quarter, not fail to maintain a ratio of (i) (a) EBITDA, plus (b) leasing expense, minus (c)  capital expenditures, and minus (d)  cash taxes, divided by (ii) cash interest (including leasing expense), of not less than 2.00 to 1.00.

11.16       Maximum Leverage.  As of the end of each Fiscal Quarter, not fail to maintain a ratio of (i) Debt of the Loan Parties minus consolidated Subordinated Debt minus non-recourse Debt of the Loan Parties in connection with discounting activities of the Loan Parties to (ii) consolidated Tangible Net Worth that shall not exceed 3.00 to 1.00.

11.17       Eligible Leases.  Not permit the product of (i) the net book value of the Eligible Leased Assets times (ii) ninety percent (90%) to exceed, at any time, the Equipment cost with respect to the Eligible Leases.

SECTION 12          EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make the Loans and/or to issue Letters of Credit is subject to the following conditions precedent:

12.1         Initial Credit Extension.  The obligation of each Lender to make the initial Loans and the obligation of the L/C Issuer to issue the initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the condition precedent that Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Agent), in form and substance satisfactory to Agent and each Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by Agent is called the “Closing Date”):

12.1.1          Notes.  A Note, duly executed by the Loan Parties, in favor of each Lender.

12.1.2          Authorization Documents.  For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3      Consents, etc.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4      Security Documents.  A counterpart of the Security Agreement executed by each Loan Party, a counterpart of the Pledge Agreement executed by the Company, and a counterpart of a Control Agreement for each account identified by Agent, executed by the applicable Loan Party and the depository or financial intermediary, in each case together with all instruments, transfer powers and other items required to be delivered in connection therewith.

12.1.5      Financing Statements.  UCC-1 financing statements relating to the Collateral (as defined in the Security Agreement) and the Capital Securities pledged pursuant to the Pledge Agreement, completed and, if required, executed by each Loan Party, for filing in each jurisdiction reasonably requested by Agent.

12.1.6      Opinions of Counsel.  Opinions of counsel for each Loan Party, including local counsel reasonably requested by Agent.

12.1.7      Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.8      Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Agent).

12.1.9      Search Results; Lien Terminations.  Certified copies of Uniform Commercial Code search reports and pending suit judgments and tax lien search reports dated a date reasonably near to the Closing Date, listing all effective financing statements, suits, judgments or tax liens which name any Loan Party (under their present names and any previous names) as debtors, together with copies of any such financing statements, suits, judgments and tax liens.

12.1.10        Filings, Registrations and Recordings.  Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by any Lender to be filed, registered or recorded in order to create in favor of Agent, for the ratable benefit of Agent and the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

12.1.11        Borrowing Base Certificate.  A Borrowing Base Certificate dated as of the Closing Date.

12.1.12        Closing Certificate.  A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.13        Other Documents.  Such other documents as Agent or any Lender may reasonably request.

12.2             Conditions.  The obligation (a) of each Lender to make each Loan and (b) of the L/C Issuer to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1          Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)           the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2          Confirmatory Certificate.  If requested by any Lender or the L/C Issuer, as applicable, such Lender or L/C Issuer shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as such Lender or L/C Issuer may reasonably request in support thereof.

SECTION 13     EVENTS OF DEFAULT AND THEIR EFFECT.

13.1         Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

13.1.1      Non-Payment of the Loans, etc.     Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Loan Parties hereunder or under any other Loan Document.

13.1.2      Non-Payment of Other Debt.     Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3      Other Material Obligations.     Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

13.1.4      Bankruptcy, Insolvency, etc.     Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5      Non-Compliance with Loan Documents.     (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b), 10.5 or 10.9 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.

13.1.6      Representations; Warranties.     Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7      Pension Plans.     (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

13.1.8      Judgments.     Final judgments which exceed an aggregate of $250,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9      Invalidity of Collateral Documents, etc.     Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10    Invalidity of Subordination Provisions, etc.     Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.1.11        Change of Control.     A Change of Control shall occur.

13.1.12   Material Adverse Effect.     The occurrence of any event having a Material Adverse Effect.

13.2         Effect of Event of Default.     If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c)           require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Stated Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

13.3         Application of Funds. After the exercise of remedies provided for in Section 13.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 13.2), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Section 7.6 or Section 8) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Section 7.6 or Section 8), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by law.

Subject to Section 2.3.2, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 14          ADMINISTRATIVE AGENT.

14.1         Appointment and Authorization of Administrative Agent

(a)           Each of the Lenders and the L/C issuer hereby irrevocably appoints LaSalle to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 14.5 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of this Section 14 and Section 16, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

14.2         Rights as a Lender.    The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

14.3         Exculpatory Provisions.    Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties any of their Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(d)           Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12 and 16.1) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by a Loan Party, a Lender or the L/C Issuer.  Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

14.4         Reliance by Administrative Agent.    Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts reasonably selected by it with respect to matters within the expertise of such experts, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

14.5         Delegation of Duties.    Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

14.6         Resignation of Agent.    Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and the Loan Parties.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Loan Parties, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Loan Parties and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Loan Parties to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Loan Parties and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 14 and Section 16.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

14.7         Non-Reliance on Agent and Other Lenders.    Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement.

14.8         No Other Duties, Etc.    Anything herein to the contrary notwithstanding, neither the Documentation Agent nor any other Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.

14.9         Administrative Agent May File Proofs of Claim.    In case of the pendency of any proceeding under any bankruptcy law or similar law for the relief of debtors or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 5 and 16.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 5 and 16.5.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

14.10       Collateral Matters

(a)           Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer.  Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 16.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the L/C Issuer.  Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           Each Lender and the L/C issuer hereby irrevocably authorize Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Agent and the L/C Issuer shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 16.1, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)           to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 14.10.

(c)           Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer , to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any other Loan Party in respect of) all interests retained by the Company or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by the Company or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 14.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

(e)           Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender or the L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

SECTION 15          THE LOAN PARTIES.

15.1         Appointment of the Company.    Each Loan Party hereby appoints and authorizes the Company to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Company by the terms thereof, together with such power that are reasonably incidental thereto, and the Company hereby accepts such appointment.

15.2         Relationship Among the Loan Parties

(a)           JOINT AND SEVERAL LIABILITY.  EACH LOAN PARTY AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER LOAN PARTY, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE LOAN PARTIES UNDER THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT, AND THAT AGENT AND ANY LENDER CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL LOAN PARTIES, IN AGENT’S OR SUCH LENDER’S SOLE AND UNLIMITED DISCRETION.

(b)           Waivers of Defenses.  The obligations of the Loan Parties hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of any Lender hereunder to make the Loans and to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of such Lender thereon shall have otherwise been discharged.  The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Loan Party and that the covenants, agreements and all obligations of each Loan Party hereunder be absolute, unconditional and irrevocable.  Each Loan Party shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

(c)           Other Transactions.  Each of Agent and each Lender is expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Loan Parties or by any other Person on behalf of the Loan Parties, or to forward or deliver any or all such collateral and security directly to the Loan Parties for collection and remittance or for credit.  No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Loan Parties’ obligations under this Agreement or any other Loan Document. The liabilities of each Loan Party hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of Agent or any Lender to realize upon any of the Obligations of any other Loan Party to Agent or such Lender, or upon any collateral or security for any or all of the Obligations, nor by the taking by Agent or such Lender of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by Agent or such Lender of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind.  No act or omission of Agent or any Lender, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Loan Party, shall affect or impair the obligations of the Loan Parties hereunder.

(d)           Actions Not Required.  Each Loan Party, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Loan Party or any other action by any court or other governmental body with respect thereto or to cause Agent or any Lender to proceed against any security for the Obligations or any other recourse which Agent or such Lender may have with respect thereto and further waives any and all requirements that Agent or any Lender institute any action or proceeding at law or in equity, or obtain any judgment, against any other Loan Party or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Loan Party under this Agreement or any other Loan Document.

(e)           No Subrogation.  Notwithstanding any payment or payments made by any Loan Party hereunder or any setoff or application of funds of any Loan Party by Agent or any Lender, such Loan Party shall not be entitled to be subrogated to any of the rights of Agent or such Lender against any other Loan Party or any other guarantor or any collateral security or guaranty or right of offset held by Agent or such Lender for the payment of the Obligations, nor shall such Loan Party seek or be entitled to seek any contribution or reimbursement from any other Loan Party or any other guarantor in respect of payments made by such Loan Party hereunder, until all amounts owing to each Lender by the Loan Parties on account of the Obligations are irrevocably paid in full.  If any amount shall be paid to a Loan Party on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Loan Party in trust for Agent or such Lender, segregated from other funds of that Loan Party, and shall, forthwith upon receipt by the Loan Party, be turned over to Agent or such Lender in the exact form received by the Loan Party (duly indorsed by the Loan Party to Agent or such Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Agent or such Lender may determine.

(f)            Application of Payments.  Any and all payments upon the Obligations made by the Loan Parties or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by Agent or any Lender on such items of the Obligations as Agent or any Lender may elect.

(g)           Recovery of Payment.  If any payment received by Agent or any Lender and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Loan Party or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Loan Party shall be jointly and severally liable for such Obligations as fully as if such application had never been made.  References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

(h)           Loan Parties’ Financial Condition.  Each Loan Party is familiar with the financial condition of the other Loan Parties, and each Loan Party has executed and delivered this Agreement based on that Loan Party’s own judgment and not in reliance upon any statement or representation of Agent or any Lender.  Neither Agent nor any Lender shall have any obligation to provide any Loan Party with any advice whatsoever or to inform any Loan Party at any time of Agent’s or such Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Loan Parties.

(i)            Bankruptcy of the Loan Parties.  Each Loan Party expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Loan Party under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Loan Party or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Loan Party under this Agreement or any other Loan Document, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Loan Party.

(j)            Limitation; Insolvency Laws.  As used in this Section 15.2(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United Stated Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Loan Party, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Loan Party securing the Obligations, in whole or in part.  Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Loan party, this Agreement or any other Loan Document or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Loan Party, only to the maximum extent that would not cause this Agreement, such other Loan Document or such Specified Lien to be subject to avoidance, recovery or unenforceability.  To the extent that any payment to, or realization by, Agent or any Lender on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement and such other Loan Document as limited shall in all events remain in full force and effect and be fully enforceable against such Loan Party.  This Section is intended solely to reserve the rights of Agent and each Lender hereunder against each Loan Party, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Loan Parties, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

SECTION 16    GENERAL.

16.1         Waiver, Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 12 without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items with respect to which the Company has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b)           extend or increase the Commitment of any Lender without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit, or (subject to clause (iv) of the second proviso to this Section 16.1) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(e)           change any provision of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.  No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  Any such amendment, modification, waiver or consent described in this Section 16.1 shall be effective only in the specific instance and for the specific purpose for which given.

16.2         Confirmations.     Each Loan Party and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under the Note.

16.3         Notices.     Except as otherwise provided in Sections 2.2.2 and 2.2.3 all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on the signature page or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Sections 2.2.2 and 2.2.3, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold Agent harmless from any loss, cost or expense resulting from any such reliance.

16.4         Computations.     Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies Agent that the Company (or any other Loan Party) wishes to amend any covenant in Section 10 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies the Company that Agent wishes to amend Section 10 (or any related definition) for such purpose), then the Loan Parties’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and Agent.

16.5         Expenses, Indemnity, Damage Waiver

(a)           Costs and Expenses.     The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein (excluding syndication to the initial Lender), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Loan Parties.     The Loan Parties shall indemnify Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.     To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.     To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.   All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.   The agreements in this Section shall survive the resignation of Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

16.6         Payments Set Aside.     To the extent that any payment by or on behalf of the Loan Parties is made to Agent, the L/C Issuer or any Lender, or Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Applicable Insolvency Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

16.7         Successors and Assigns.

(a)           Any Lender may at any time assign to one or more Persons all or any portion of such Lender’s Loans and Commitments, provided, that such Lender shall consult with the Company prior to such assignment and, so long as no Event of Default exists, such assignment shall be to a Person mutually agreed to by the Company and such Lender, except that the Company’s agreement shall not be required if an Event of Default exists or for an assignment by a Lender to a Lender or an Affiliate of a Lender.  Any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by such Lender.  The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

(b)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(c)           Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder.  In the event of a sale by such Lender of a participating interest, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) the Company shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No participant shall have any direct or indirect voting rights hereunder.  The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each participant to share with each Lender, and each Lender agrees to share with each participant.  The Company also agrees that each participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the Lender on such date if no participation had been sold.

16.8        GOVERNING LAW.     THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

16.9         Confidentiality.     Each of Agent and each Lender agrees to use commercially reasonable efforts (equivalent to the efforts each of Agent and each Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by any Loan Party and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitment; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 16.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Agent or such Lender’s investment portfolio in connection with ratings issued with respect to the Lender; (g) to any Affiliate of Agent or such Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of Agent or such Lender.  Notwithstanding the foregoing, the Company consents to the publication by Agent and each Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and each of Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and Agent, each Lender and other parties hereto may disclose without limitation of any kind any information that is provided to Agent or such Lender with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided, that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this paragraph shall only apply to the information regarding the “tax treatment” or “tax structure.”

16.10       Severability.     Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Loan Parties and rights of Agent and each Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

16.11       Nature of Remedies.   All Obligations of the Loan Parties and rights of Agent and each Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.12       Entire Agreement.     This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.2) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or any Lender.

16.13       Counterparts.     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lender shall deemed to be originals.

16.14       Successors and Assigns.    This Agreement shall be binding upon each Loan Party, Agent, the Lenders and their respective successors and assigns, and shall inure to the benefit of each Loan Party, Agent, the Lenders and the successors and assigns of the Lenders.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

16.15       Captions.     Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

16.16       Nonliability of Agent and each Lender.     The relationship between the Loan Parties on the one hand and Agent and each Lender on the other hand shall be solely that of Loan Parties, agent and lender.  Neither Agent nor any Lender has a fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Each Loan Party agrees, on behalf of itself and each other Loan Party, that Agent and each Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NEITHER AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING

TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and the Lender.

16.17       FORUM SELECTION AND CONSENT TO JURISDICTION.     ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MINNESOTA OR IN THE UNITED STATES DISTRICT COURT SITTING IN MINNEAPOLIS, MINNESOTA; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA AND OF THE UNITED STATES COURT SITTING IN HENNEPIN COUNTY, MINNESOTA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MINNESOTA.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.18       WAIVER OF JURY TRIAL.     EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

16.19       Effect of Existing Credit Agreement and Existing Collateral Documents

(a)           Existing Credit Agreement.  This Agreement amends and restates the Existing Credit Agreement in its entirety, provided that Obligations incurred under the Existing Credit Agreement shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.

(b)           Existing Collateral Documents.   Obligations hereunder are and continue to be secured by the security interest granted by the Loan Parties in favor of the Lender under the Collateral Documents, and all terms, conditions, provisions, agreements, requirements, premises, obligations, duties, covenants and representations of the Loan Parties under such documents are hereby ratified and affirmed in all respects.

[Signature pages follow.]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

WINMARK CORPORATION

By:	/s/ Brett D. Heffes
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

WIRTH BUSINESS CREDIT, INC.

By:	/s/ Brett D. Heffes
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

WINMARK CAPITAL CORPORATION

By:	/s/ Brett D. Heffes
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.

By:	/s/ Brett D. Heffes
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

Address for Notices:

c/o Winmark Corporation

4200 Dahlberg Drive

Suite 100

Minneapolis, MN  55422

Attention:  Vice President and General Counsel

Telephone:  (763) 520-8500

Fax:  (763) 520-8410

Signature Page to

Amended and Restated Revolving Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ A. Quinn Richardson
Name: A. Quinn Richardson
Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ A. Quinn Richardson
Name: A. Quinn Richardson
Title: Senior Vice President

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

135 South LaSalle Street, Suite 1140

Chicago, IL  60603

Attention:  Kimberley McGinley

Telephone:  (312) 904-2694

Facsimile:  (312) 904-6546

All Other Notices

135 South LaSalle Street, Suite 1152

Chicago, IL  60603

Attention:  Quinn Richardson

Telephone:  (312) 992-2160

Facsimile:  (312) 904-6546

135 South LaSalle Street, Suite 1140

Chicago, IL  60603

Attention:  Ryan Randolph

Telephone:  (312) 904-7734

Facsimile:  (312) 904-6546

Signature Page to

Amended and Restated Revolving Credit Agreement

THE PRIVATEBANK AND TRUST COMPANY, as a Lender and
Documentation Agent

By:	/s/ Peter Pricco
Name: Peter Pricco
Title: Associate Managing Director

Address for Notices:

The PrivateBank and Trust Company

100 South 5th Street, 19th Floor

Minneapolis, MN 55402

Attention:  Peter Pricco

Telephone:  (612) 605-6138

Fax:  (612) 605-6193

Signature Page to

Amended and Restated Revolving Credit Agreement

SCHEDULE 2.1

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

LaSalle Bank National Association	$30,000,000	54.545454546%
The PrivateBank and Trust Company	$25,000,000	45.454545454%

Total	$55,000,000	100.00%

SCHEDULE 5.2

PREPAYMENT CONSIDERATION CALCULATION

For purposes of Section 5.2(b) of the Credit Agreement, the prepayment fee in respect of a Fixed Rate Loan shall be equal to the Net Present Value of the Fixed Rate Loan less the amount of the prepayment of such Fixed Rate Loan.

The Net Present Value means the amount of each prospective payment of principal and interest that, without such prepayment, would otherwise have been received by the Lenders over the remaining Interest Period of such Fixed Rate Loan, discounted at a rate equal to (i) the yield of U.S. Treasury Notes that shall be imputed, by linear interpolation, from the current yield of those United States Treasury Notes having a maturity as close as practicable to that of each specific payment of principal and/or interest, as published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication, plus (ii) 0.85%.

If the prepayment consideration as calculated above calculated is a positive amount, then the Loan Parties shall pay such amount to the Agent for the ratable benefit of the Lenders. If the prepayment consideration is a negative amount, then no amount is payable by, or refundable to, the Loan Parties.

SCHEDULE 9.6

LITIGATION AND CONTINGENT LIABILITIES

None.

SCHEDULE 9.7

OWNERSHIP OF PROPERTIES; LIENS

1.                                       On August 30, 2000, the Company (f/k/a Grow Biz International, Inc.) signed a Trademark License Agreement (“Agreement”) with Hollis Technologies, Inc., a Florida limited liability company (“Hollis”), granting Hollis the use of the COMPUTER RENAISSANCE AND DESIGN trademarks (U.S. Reg. No. 1,875,949, Canada TM 474,198 and Japan trademark No. 4,313,894) for term of twenty (20) years, with automatic successive renewals of ten (10) years each. In addition, per the Agreement, Hollis may request, and the Company will grant to Hollis, a license for the use of the CIRCULAR ARROWS DESIGN trademark under the same terms and conditions.

2.                                       In 2001 and 2002, the Company entered into Trademark License Agreements with 14 former ReTool® franchisees and a former employee of Winmark for the license of the RETOOL (U.S. Reg. No. 2,304,808) and RETOOL AND DESIGN (U.S. Reg. No. 2,267,043) trademarks for a period of 10 years with an option to renew for an additional ten (10) year period.

3.                                       See attached lien summary.

DEBTOR:                               WINMARK CORPORATION

Jurisdiction	Lien Type	Debtor	Secured Party	Filing Information	Collateral

Minnesota Secretary of State (thru 5-23-08)	UCC	Winmark Corporation	US Bancorp	File No.: 20038091116 Filed: 7-16-03 Lapse: 7-16-08	Leased equipment

	UCC	Winmark Corporation	US Bancorp	File No.: 20038277639 Filed: 8-01-03 Lapse: 8-01-08	Leased equipment

	UCC	Winmark Corporation	LaSalle Bank National Association	File No.: 200413450556 Filed: 10-01-04 Lapse: 10-01-09	Pledged shares of Winmark Business Solutions, Inc., Winmark Capital Corporation and Grow Biz Games, Inc.

	UCC	Winmark Corporation	LaSalle Bank National Association	File No.: 200413450710 Filed: 10-01-04 Lapse: 10-01-09

All accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, instruments, inventory, investment property, letter of credit rights; all proceeds and products thereof

	UCC	Winmark Corporation	US Bancorp	File No.: 200515352382 Filed: 2-24-05 Lapse: 2-24-10	Leased equipment (informational filing)

	UCC	Winmark Corporation	US Bancorp	File No.: 200517859904 Filed: 9-02-05 Lapse: 9-02-10	Leased equipment (informational filing)

	UCC	Winmark Corporation	US Bancorp	File No.: 200517888515 Filed: 9-07-05 Lapse: 9-07-10	Leased equipment (informational filing)

Jurisdiction	Lien Type	Debtor	Secured Party	Filing Information	Collateral

	UCC	Winmark Corporation	US Bancorp	File No.: 200519313670 Filed: 12-28-05 Lapse: 12-28-10	Leased equipment (informational filing)

	UCC	Winmark Corporation	US Bancorp	File No.: 200614556687 Filed: 12-06-06 Lapse: 12-06-11	Leased equipment (informational filing)

Debtor:                                              WINMARK CAPITAL CORPORATION

Jurisdiction	Lien Type	Debtor	Secured Party	Filing Information	Collateral

Minnesota Secretary of State (thru 5-23-08)	UCC	Winmark Capital Corporation	LaSalle Bank National Association	File No.: 200413450897 Filed: 10-01-04 Lapse: 10-01-09

All accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, instruments, inventory, investment property, letter of credit rights; all proceeds and products thereof

	UCC	Winmark Capital Corporation	Wells Fargo Equipment Finance, Inc.	File No.: 200518175801 Filed: 9-29-05 Lapse: 9-29-10	Leased equipment, including all payments, revenues, insurance, proceeds, all right, title and interest of D in and to the equipment thereunder

	UCC	Winmark Capital Corporation	Wells Fargo Equipment Finance, Inc.	File No.: 200810362801 Filed: 1-29-08 Lapse: 1-29-13	Leased equipment, including all payments, revenues, insurance, proceeds, all right, title and interest of D in and to the equipment thereunder

	UCC	Winmark Capital Corporation	Wells Fargo Equipment Finance, Inc.	File No.: 200810554528 Filed: 2-12-08 Lapse: 2-12-13	Leased equipment, including all payments, revenues, insurance, proceeds, all right, title and interest of D in and to the equipment thereunder

Jurisdiction	Lien Type	Debtor	Secured Party	Filing Information	Collateral

	UCC	Winmark Capital Corporation	Wells Fargo Equipment Finance, Inc.	File No.: 200811963536 Filed: 5-28-08 Lapse: 5-28-13	Leased equipment, including all payments, revenues, insurance, proceeds, all right, title and interest of D in and to the equipment thereunder

DEBTOR:                                        WIRTH BUSINESS CREDIT, INC.

Jurisdiction	Lien Type	Debtor	Secured Party	Filing Information	Collateral

Minnesota Secretary of State (thru 5-23-08)	UCC	Winmark Business Solutions, Inc. Amended Debtor Name: Wirth Business Credit, Inc.	LaSalle Bank National Association	File No.: 200413450645 Filed: 10-01-04 Lapse: 10-01-09 Amendment: File No.: 20061126106 Filed: 3-31-06

All accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, instruments, inventory, investment property, letter of credit rights; all proceeds and products thereof

	UCC	Wirth Business Credit, Inc.	LaSalle Bank National Association	File No.: 200611261240 Filed: 3-31-06 Lapse: 3-31-11

All accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, instruments, inventory, investment property, letter of credit rights; all proceeds and products thereof

DEBTOR:                                        GROW BIZ GAMES, INC.

Jurisdiction	Lien Type	Debtor	Secured Party	Filing Information	Collateral

Minnesota Secretary of State (thru 5-23-08)	UCC	Grow Biz Games, Inc.	LaSalle Bank National Association	File No.: 200413450431 Filed: 10-01-04 Lapse: 10-01-09

All accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, instruments, inventory, investment property, letter of credit rights; all proceeds and products thereof

SCHEDULE 9.8

SUBSIDIARIES

	Company	Percent Ownership

(a)	Grow Biz Games, Inc.	100%
	Wirth Business Credit, Inc.	100%
	Winmark Capital Corporation	100%

(b)	Tomsten, Inc.	18.3%

SCHEDULE 9.17

REAL PROPERTY

Property Type:	Winmark Corporation headquarters	(Leased)

Property Location:	4200 Dahlberg Drive, Suite 100
Golden Valley, MN 55422-4837

Lessor:	Koch Trucking, Inc.
4200 Dahlberg Drive
Golden Valley, MN 55422-4837
(763) 302-5400

On July 10, 2000, the Company sold its corporate headquarters facility to Koch Trucking, Inc. for $3.5 million in cash. Net proceeds from the sale were used to pay down the existing bank debt. The Company entered into a four-year lease for approximately 55% of the facility pursuant to which the Company will pay annual base rent of $218,908. The sale resulted in a $731,000 gain, which was recognized over the initial 48-month lease term.

This property is our headquarters facility in Golden Valley, Minnesota. Until September 1, 2003, we leased 26,069 square feet of the 47,328 square foot building. Effective September 1, 2003, we amended our existing lease to add an additional 4,834 square feet bringing our total leased space to 30,903. Our base rent, under the amended lease remains the same, $218,980 per year. However, for 2004, we agreed to pay the common area maintenance and other additional rent relating to the entire 30,903 square feet. In addition, beginning February 1, 2005 through August 2009, we will lease an additional 3,281 square feet, bringing our total leased space to 34,184 square feet. In 2007, we paid an annual base rent of $218,980 plus common area maintenance charges of approximately $295,100. The lease, as amended, expires in 2009. Our facilities are sufficient to meet our current needs and our immediate future needs.

Winmark Corporation Lease Properties

Property Type:	Winmark Capital Corporation Office Space	(Leased)

Property Location:	1942 Broadway Suite # 318
Boulder, CO 80302

Lessor:	Office Partners, Inc. (d/b/a Broadway Suites, Inc.)
1942 Broadway
Boulder, CO 80302

Property Type:	Winmark Capital Corporation Office Space	(Leased)

Property Location:	600 17th Street, Suite # 2124
Denver, CO 80202-5428

Lessor:	YOUR OFFICE USA
600 17th Street, Suite 2800 South
Denver, CO 80202-5428

Property Type:	Winmark Capital Corporation Office Space	(Leased)

Property Location:	1309 State Street, Suite A
Santa Barbara, CA 93101

Lessor:	State Street GBF, LLC
116 East Sola Street
Santa Barbara, CA 93101

SCHEDULE 9.23

ACCOUNTS

I.                                         Winmark Corporation

LaSalle Bank*

Bank of Montreal*	UBS Financial Services*

Royal Bank of Canada*	Fidelity Investments*

II.                                     Wirth Business Credit, Inc.

LaSalle Bank*

III.                                 Winmark Capital Corporation

LaSalle Bank*

* Material has been omitted pursuant to a request for confidential treatment and the material has been filed separately.

SCHEDULE 11.7

AFFILIATE TRANSACTIONS

None.

EXHIBIT A

FORM OF NOTE

                , 20

$	Minneapolis, Minnesota

The undersigned, jointly and severally, for value received, promise to pay to the order of                  (the “Lender”) at the Administrative Agent’s Office (as defined in the Credit Agreement) the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned, jointly and severally, further promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Revolving Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Revolving Credit Agreement, dated as of June 10, 2008 (as amended, supplemented or modified, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, LaSalle Bank National Association, certain other lenders party thereto and the Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Revolving Note may or must be paid prior to its due date or its due date accelerated.

This Revolving Note is made under and governed by the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such State.

WINMARK CORPORATION	GROW BIZ GAMES, INC.

By:	By:
Name: Brett Heffes	Name: Brett Heffes
Title: Chief Financial Officer and Treasurer	Title: Chief Financial Officer and Treasurer

WIRTH BUSINESS CREDIT, INC.	WINMARK CAPITAL CORPORATION

By:	By:
Name: Brett Heffes	Name: Brett Heffes
Title: Chief Financial Officer and Treasurer	Title: Chief Financial Officer and Treasurer

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                          LaSalle Bank National Association (the “Administrative Agent”)

Please refer to the Amended and Restated Credit Agreement dated as of June 10, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”), as Administrative Agent for the Lenders, and THE PRIVATEBANK AND TRUST COMPANY, as Documentation Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.                                                         Reports.  Enclosed herewith is a copy of the monthly report of the Company as at                 ,          (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.                                                     Tangible Net Worth.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Tangible Net Worth requirement set forth in Section 11.14 of the Credit Agreement, which is equal to or greater than the sum of the minimum Tangible Net Worth from the immediately preceding month plus fifty percent (50%) of the net income of the month then ended, if positive:

Section 11.14 – Tangible Net Worth

A.	Shareholders’ Equity:

	Common stock	$
	Other comprehensive income	$
	Retained earnings	$

	Total Shareholders’ Equity	$

B.	Subordinated Debt	$

C.	Intangible Items:

	Goodwill	$
	Trademarks	$
	Trade names	$
	Service marks	$
	Copyrights	$
	Patents	$
	Licenses	$
	Deferred items	$
	Unamortized Debt discount	$

		Prepaid Expenses(1)	$
		Other intangible items	$

		Total Intangible Items		$

	D.	Investments:

		Investment in Tomsten, Inc.	$
		Investment in Bridge Funds Limited	$
		Investment in Commercial Credit Group	$
		Additional Investments	$

		Total Investments		$

	E.	Tangible Net Worth [(A+B) – (C + D)]		$

	F.	Minimum Tangible Net Worth from prior month end	$
		plus 50% of positive current month end net income	$
		New Minimum Tangible Net Worth	$

		Covenant Ratio [E/F]		$

III.		Debt Service Coverage. The Company hereby certifies and warrants to you that the following is a true and correct computation of the Debt Service Coverage requirement set forth in Section 11.15 of the Credit Agreement, which is not less than 2.00 to 1.00:

A.	TTM EBITDA:

	TTM Income from Operations	$
	TTM Depreciation	$
	TTM Amortization	$
	TTM Compensation Related to Stock Options	$

	TTM EBITDA	$

B.	Cash Flow Available for Debt Service:

	(i) TTM EBITDA	$
	(ii) TTM Leasing Expense	$
	(iii) TTM Capital Expenditures	$
	(iv) TTM Cash Taxes	$

Cash Flow Available for Debt Service [(i + ii) – (iii + iv)]$ ________

(1) Excludes Income Tax Refund Receivable

B-2

	C.	Debt Service:

TTM Interest Expense
		(including TTM Leasing Expense)	$

Debt Service Coverage Ratio [B/C]:
	Covenant Level		2.00x

IV.		Maximum Senior Leverage. The Company hereby certifies and warrants to you that the following is a true and correct computation of the Total Leverage requirement set forth in Section 11.16 of the Credit Agreement, which is not less greater than 3.00 to 1.00:

	A.	Recourse Senior Debt: $

	B.	Tangible Net Worth: $

Total Leverage Ratio [A/B]:
	Covenant Level		3.00x

V.		Eligible Leases. The Company hereby certifies and warrants to you that the following is a true and correct computation of the Eligible Leased Assets requirement set forth in Section 11.17 of the Credit Agreement:

	A.	Net Book Value of
		Eligible Leased Assets:	$

	B.	Equipment cost
with respect to
		Eligible Leased Assets:	$

	Covenant Level:	[(.90) times (A)]

shall not exceed [B]

                The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on                      , 20     .

WINMARK CORPORATION

By:
Name:
Title:

B-3

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

To:          LaSalle Bank National Association (the “Administrative Agent”)

Please refer to the Amended and Restated Credit Agreement dated as of June 10, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”), as Administrative Agent for the Lenders, and THE PRIVATEBANK AND TRUST COMPANY, as Documentation Agent.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Company hereby certifies and warrants to the Lender that at the close of business on                ,          (the “Calculation Date”), the Borrowing Base was $              , computed as set forth on the schedule attached hereto.

The Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                             , 20           .

WINMARK CORPORATION

By:
Name:
Title:

SCHEDULE TO BORROWING BASE CERTIFICATE

Dated as of [                    ]

A.	Availability Created by Eligible Equipment Leases

	Net book value of Eligible Leased Assets	$
	Advance Rate	0.90
	Availability created by Eligible Leased Assets	$

	Availability created by Eligible Equipment Leases	$

B.	Availability Created by Income from Operation of Franchising and Corporate Segments

	TTM EBITDA of Franchising Segment	$
	TTM EBITDA of Corporate Segment	$
	Total	$
	Advance Rate	2.00
	Availability created by EBITDA of Franchising and Corporate Segments	$

	Total Availability: Lesser of (A+B) and $55,000,000	$

	Less Outstandings:	$

	Excess Availability	$

C-2

EXHIBIT D

FORM OF MASTER LETTER OF CREDIT AGREEMENT

MASTER LETTER OF CREDIT AGREEMENT

Dated as of           , 200

THIS MASTER LETTER OF CREDIT AGREEMENT (this “Agreement”) is issued by the undersigned applicant (the “Applicant”) in favor of LaSalle Bank National Association (together with its affiliates as set forth in Section 11.8, the “Bank”).

The Applicant may from time to time request that the Bank issue letters of credit for the account of the Applicant. The Applicant agrees that, except as provided below, any such letter of credit shall be subject to the terms and provisions of this Agreement, and the Applicant further agrees with and for the benefit of the Bank as follows:

SECTION 1 CERTAIN DEFINITIONS. When used herein the following terms shall have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

Application means, at any time, an application (which shall be in writing, including by facsimile, or made by electronic transmission) for a letter of credit to be issued by the Bank, specifying (a) the requested issuance date, the amount, the beneficiary and the expiration date of such letter of credit, (b) the documentary requirements for drawing thereunder and (c) such other information as the Bank may reasonably request.

Business Day means any day on which the Bank is open for commercial banking business at its principal office in Chicago, Illinois.

Event of Default means any of the events described in Section 9.1.

Item means any draft, order, instrument, demand or other document drawn or presented, or to be drawn or presented, under any Letter of Credit.

ISP means at any time the most recent International Standby Practices issued by the Institute for International Banking Law & Practice, Inc.

Letter of Credit means any letter of credit issued (including any letter of credit issued prior to the date hereof) by the Bank for the account of the Applicant (including any letter of credit issued jointly for the account of the Applicant and any other Person), in each case as amended or otherwise modified from time to time, but excluding any letter of credit that is issued pursuant to an Application which expressly provides that such letter of credit is not issued pursuant to this Agreement. A letter of credit issued by the Bank pursuant to an Application from the Applicant (either individually or together with any other Person) shall be a Letter of Credit hereunder even if another Person is named as the “Applicant” or “Account Party” in such letter of credit.

Liabilities means all obligations of the Applicant to the Bank and its successors and assigns, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, arising out of or in connection with this Agreement, any Letter of Credit, any Application or any instrument or document delivered in connection herewith or therewith.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means the rate per annum established by the Bank from time to time as its “Prime Rate” for commercial customers. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

UCC means at any time the Uniform Commercial Code as in effect in the State of Illinois.

UCP means at any time the most recent Uniform Customs and Practice for Documentary Credits issued by the International Chamber of Commerce.

Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

SECTION 2 LETTER OF CREDIT PROCEDURES.

2.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank may from time to time, in its sole and complete discretion, issue Letters of Credit for the account of the Applicant; provided that the terms and provisions of each Letter of Credit and the Application therefor shall be satisfactory to the Bank in its discretion.

2.2 Applications. Not later than three Business Days prior to the date of the proposed issuance of a Letter of Credit (or such later date as the Bank shall agree), the Applicant shall deliver an Application for such Letter of Credit to the Bank. An Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Bank, by personal delivery or by any other means acceptable to the Bank.

2.3 Form of Letters of Credit. (a) The Applicant authorizes the Bank to set forth the terms of each Application in the Letter of Credit corresponding to such Application (and in any amendment thereto) in such language as the Bank deems appropriate, with such variations from such terms as the Bank may in its discretion determine to be necessary (which determination shall be conclusive) and not materially inconsistent with such Application. The Bank may, but shall not be obligated to, request the Applicant to review the form of a Letter of Credit prior to issuance thereof, in which case the Applicant shall be deemed to have approved the form of such Letter of Credit. With respect to any other Letter of Credit, the Applicant agrees that such Letter of Credit shall be conclusively presumed to be in proper form unless the Applicant notifies the Bank in writing of any inconsistency in such Letter of Credit within three Business Days of its issuance. Upon receipt of timely notice of any discrepancy in any Letter of Credit, the Bank will endeavor to obtain the consent of the beneficiary and any confirming bank for an appropriate modification to such Letter of Credit; provided that the Bank shall have no liability or responsibility for its failure to obtain such consent.

(b) The Applicant accepts the risk that a Letter of Credit will be interpreted or applied other than as intended by the Applicant to the extent such Letter of Credit (i) permits presentation at a place other than the place of issuance, (ii) permits application of laws or practice rules with which the Applicant is unfamiliar, (iii) includes ambiguous, inconsistent or impossible requirements, (iv) requires termination or reduction against a presentation made by the Applicant rather than the beneficiary or (v) fails to incorporate appropriate letter of credit practices rules.

2.4 Representations and Warranties. The delivery of each Application shall automatically constitute a representation and warranty by the Applicant to the Bank to the effect that on the requested date of issuance of such Letter of Credit, (a) the representations and warranties of the Applicant set forth in Section 4 shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result from such issuance.

SECTION 3 REIMBURSEMENT OBLIGATIONS; RESPONSIBILITIES, ETC.

3.1 Reimbursement Obligations. The Applicant hereby agrees to reimburse the Bank forthwith upon demand in an amount equal to any payment or disbursement made by the Bank under any Letter of Credit or any time draft issued pursuant thereto, together with interest on the amount so paid or disbursed by the Bank from and including the date of payment or disbursement to but not including the date the Bank is reimbursed by the Applicant at a rate per annum equal to the Prime Rate from time to time in effect plus 2% (or, if less, the maximum rate permitted by applicable law). The obligation of the Applicant to reimburse the Bank under this Section 3 for payments and disbursements made by the Bank under any Letter of Credit or any time draft issued pursuant thereto shall be absolute and unconditional under any and all circumstances, including, without limitation, the following:

(a)          any failure of any Item presented under such Letter of Credit to strictly comply with the terms of such Letter of Credit;

(b)         the legality, validity, regularity or enforceability of such Letter of Credit or of any Item presented thereunder;

(c)          any defense based on the identity of the transferee of such Letter of Credit or the sufficiency of the transfer if such Letter of Credit is transferable;

(d)         the existence of any claim, set-off, defense or other right that the Applicant may have at any time against any beneficiary or transferee of such Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(e)          any Item presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(f)            honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(g)         waiver by the Bank of any requirement that exists for the Bank’s protection and not the protection of the Applicant or any waiver by the Bank which does not in fact materially prejudice the Applicant;

(h)         any payment made by the Bank in respect of an Item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the ISP, the UCC or the UCP, as applicable; or

(i)             any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the Applicant shall not be obligated to reimburse the Bank for any wrongful payment or disbursement made by the Bank under any Letter of Credit as a result of any act or omission constituting gross negligence or willful misconduct on the part of the Bank.

3.2 Discrepancies. (a) The Applicant agrees that it will promptly examine any and all instruments and documents delivered to it from time to time in connection with any Letter of Credit, and if the Applicant has any claim of non-compliance with its instructions or of discrepancies or other irregularity, the Applicant will immediately (and, in any event, within three Business Days) notify the Bank thereof in writing, and the Applicant shall be deemed to have waived any claim against the Bank unless such notice is given within such time period. Without limiting the foregoing, if the Bank makes any payment or disbursement under a Letter of Credit and the Applicant does not send a notice to the Bank within three Business Days objecting to such payment or disbursement and specifying in reasonable detail the discrepancy or irregularity which is the basis for such objection, then the Applicant shall be precluded from making any objection to the Bank’s honor of the presentation with respect to which such payment or disbursement was made (but shall not be precluded from asserting any objection to any different presentation under the same or a different Letter of Credit).

(b) The Applicant’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including originals or copies of documents sent directly to the Applicant) or of any property for which payment is supported by a Letter of Credit shall ratify the Bank’s honor of the documents and absolutely preclude the Applicant from raising a defense or claim with respect to the Bank’s honor of the relevant presentation.

3.3 Documents. Unless specified to the contrary in the relevant Application, the Applicant agrees that the Bank and its correspondents: (a) may accept as complying with the applicable Letter of Credit any Item drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party identified in such Letter of Credit as the party permitted to draw, issue or present such Item; and (b) may in its or their discretion, but shall not be obligated to, accept or honor (i) any Item which substantially complies with the terms of the applicable Letter of Credit; (ii) any Item which substantially complies under the laws, rules, regulations and general banking or trade customs and usages of the place of presentation, negotiation or payment; (iii) drafts which fail to bear any or adequate reference to the applicable Letter of Credit; (iv) any Item presented to the Bank after the stated expiration date of a Letter of Credit but within any applicable time period during which such Letter of Credit may be honored in accordance with the UCP, the UCC and/or the ISP, as applicable (and, in any event, any Item presented to the Bank on the Business Day immediately following the stated expiration date of any Letter of Credit, if such stated expiration date falls on a day which is not a Business Day); or (v) any Item which substantially complies with the requirements of the UCP, the UCC and/or the ISP, as applicable. In determining whether to pay under any Letter of Credit, the Bank shall have no obligation to the Applicant or any other Person except to confirm that the Items required to be delivered under such Letter of Credit appear to have been delivered and appear on their face to substantially comply with the requirements of such Letter of Credit. For purposes of the foregoing, an Item “substantially complies” unless there are discrepancies in the presentation which appear to be substantial and which reflect corresponding defects in the beneficiary’s performance in the underlying transaction. A discrepancy is not substantial if it is unrelated or immaterial to the nature or amount of the Applicant’s loss. For example, documents honored by the Bank that do not comply with the timing requirements of the Letter of Credit for presenting or dating any required beneficiary statement nonetheless substantially comply if those timing requirements are not material in determining whether the underlying agreement has been substantially performed or violated.

3.4 Exculpation. In addition to the exculpatory provisions contained in the UCP, the UCC and/or the ISP, as applicable, the Bank and its correspondents shall not be responsible for, and the Applicant’s obligation to reimburse the Bank shall not be affected by, (a) compliance with any law, custom or regulation in effect in the country of issuance, presentation, negotiation or payment of any Letter of Credit, (b) any refusal by the Bank to honor any Item because of an applicable law, regulation or ruling of any governmental agency, whether now or hereafter in effect, (c) any action or inaction required or permitted under the UCC, the UCP, the ISP or the United Nations Convention on Independent Guarantees and Stand-by Letters of Credit, in each case as applicable, or (d) any act or the failure to act of any agent or correspondent of the Bank, including, without limitation, failure of any such agent or correspondent to pay any Item because of any law, decree, regulation, ruling or interpretation of any governmental agency.

3.5 Risks. The Applicant assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit (it being understood that such assumption is not intended to, and shall not, preclude the Applicant from pursuing any right or remedy it may have against any such beneficiary or transferee). The Applicant further agrees that any action or omission by the Bank under or in connection with any Letter of Credit or any related Item, document or property shall, unless in breach of good faith, be binding on the Applicant and shall not put the Bank under any resulting liability to the Applicant. Without limiting the foregoing, the Applicant agrees that in no event shall the Bank be liable for incidental, consequential, punitive, exemplary or special damages.

3.6 Limitation on Bank’s Obligations. Without limiting any other provision herein, the Bank is expressly authorized and directed to honor any request for payment which is made under and in compliance with the terms of any Letter of Credit without regard to, and without any duty on the part of the Bank to inquire into, the existence of any dispute or controversy between any of the Applicant, the beneficiary of any Letter of Credit or any other Person, or the respective rights, duties or liabilities of any of them, or whether any facts represented in any Item presented under a Letter of Credit are true or correct. Furthermore, the Applicant agrees that the Bank’s obligation to the Applicant shall be limited to honoring requests for payment made under and in compliance with the terms of any Letter of Credit, and the Bank’s obligation remains so limited even if the Bank may have prepared or assisted in the preparation of the wording of any Letter of Credit or any Item required to be presented thereunder or the Bank may otherwise be aware of the underlying transaction giving rise to any Letter of Credit.

3.7 Automatic Renewal of Letters of Credit. IF ANY LETTER OF CREDIT CONTAINS ANY PROVISION FOR AUTOMATIC RENEWAL, THE APPLICANT ACKNOWLEDGES AND AGREES THAT THE BANK IS UNDER NO OBLIGATION TO ALLOW SUCH RENEWAL TO OCCUR AND ANY SUCH RENEWAL SHALL REMAIN WITHIN THE SOLE AND ABSOLUTE DISCRETION OF THE BANK. THE APPLICANT IRREVOCABLY CONSENTS TO THE AUTOMATIC RENEWAL OF EACH SUCH LETTER OF CREDIT IN ACCORDANCE WITH ITS TERMS IF THE BANK ALLOWS SUCH RENEWAL TO OCCUR; PROVIDED THAT THE APPLICANT SHALL HAVE THE RIGHT TO REQUEST THE BANK TO DISALLOW ANY SUCH RENEWAL ON THE CONDITION THAT THE APPLICANT SHALL GIVE THE BANK PRIOR WRITTEN

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NOTICE OF SUCH REQUEST NOT LESS THAN 30 DAYS PRIOR TO THE DEADLINE IMPOSED UPON THE BANK FOR NOTIFICATION TO THE BENEFICIARY OF NON-RENEWAL OF ANY SUCH LETTER OF CREDIT.

SECTION 4 REPRESENTATIONS AND WARRANTIES. The Applicant represents and warrants to the Bank that:

(a)          Organization, etc. The Applicant is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and the Applicant is duly qualified and in good standing as a foreign entity authorized to do business in each other jurisdiction where, because of the nature of its activities or properties, such qualification is required.

(b)         Authorization; No Conflict. The execution and delivery by the Applicant of this Agreement and each Application, the issuance of Letters of Credit for the account of the Applicant hereunder and the performance by the Applicant of its obligations under this Agreement and the Applications are within the organizational powers of the Applicant, have been duly authorized by all necessary organizational action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with, or result in or require the imposition of any lien or security interest under, any provision of law or of the charter or by-laws of the Applicant or of any indenture, loan agreement or other contract, or any judgment, order or decree, which is binding upon the Applicant.

(c)          Validity and Binding Nature. This Agreement is, and upon delivery to the Bank each Application will be, the legal, valid and binding obligation of the Applicant, enforceable against the Applicant in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application affecting the rights of creditors and to general principles of equity.

(d)         Approvals. No authorization, approval or consent of, or notice to or filing with, any governmental or regulatory authority is required to be made in connection with the execution and delivery by the Applicant of this Agreement or the issuance of any Letter of Credit for the account of the Applicant pursuant hereto.

SECTION 5 FEES.  The Applicant agrees to pay the Bank all reasonable fees of the Bank (at the rates specified by the Bank from time to time in schedules delivered by the Bank to the Applicant) with respect to each Letter of Credit (including, without limitation, all fees associated with any amendment to, drawing under, banker’s acceptance pursuant to, or transfer of a Letter of Credit), such fees to be payable on demand by the Bank therefor.

SECTION 6 COMPUTATION OF INTEREST AND FEES. All interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The interest rate applicable to Letter of Credit reimbursement obligations shall change simultaneously with each change in the Prime Rate.

SECTION 7 MAKING OF PAYMENTS. (a) All payments of principal of, or interest on, letter of credit reimbursement obligations, all payments of fees and all other payments hereunder shall be made by the Applicant in immediately available funds to the Bank at its principal office in Chicago not later than 12:30 P.M., Chicago time, on the date due, and funds received after that time shall be deemed to have been received by the Bank on the next Business Day. If any payment of principal, interest or fees falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next Business Day, and additional interest shall accrue and be payable for the period of such extension.

(b) The Applicant irrevocably agrees that the Bank or any affiliate thereof may (but neither the Bank nor any such affiliate shall be obligated to) debit any deposit account of the Applicant in an amount sufficient to pay any fee, reimbursement obligation or other amount that is due and payable hereunder. The Bank or the applicable affiliate shall promptly notify the Applicant of any such debit (but failure of the Bank or any such affiliate to do so shall not impair the effectiveness thereof or impose any liability on the Bank or such affiliate).

(c) The Applicant shall reimburse the Bank for each payment under a Letter of Credit in the same currency in which such payment was made; provided that, if the Bank so requests (in its discretion), the Applicant shall reimburse the Bank in United States dollars for any payment under a Letter of Credit made in a foreign currency at the rate at which the Bank could sell such foreign currency in exchange for United States dollars for transfer to the place of payment of such payment or, if there is no such rate, the United States dollar equivalent of the Bank’s actual cost of settlement. The Applicant agrees to pay the Bank on demand in United States dollars such amounts as the Bank may be required to expend to comply with any and all governmental exchange regulations now or hereafter applicable to the purchase of foreign currency.

(d) All payments by the Applicant hereunder shall be made free and clear of and without deduction for any present or future income, excise or stamp taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Bank hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Applicant will

(i)    pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)   promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(iii)  pay to the Bank such additional amount as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank or on any payment received by the Bank hereunder, the Bank may pay such Taxes and the Applicant will promptly pay such additional amount (including any penalty, interest or expense) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had no such Taxes been asserted.

If the Applicant fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Applicant shall indemnify the Bank for any incremental Tax, interest, penalty or expense that may become payable by the Bank as a result of such failure.

SECTION 8  INCREASED COSTS. If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,

(a)          affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank’s or such controlling corporation’s policies with respect to capital adequacy) the Bank determines that the amount of such capital is increased as a consequence of this Agreement or the Letters of Credit; or

(b)         imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank with respect to letters of credit, or imposes on the Bank any other condition affecting this Agreement or the Letters of Credit, and the Bank determines that the result of any of the foregoing is to increase the cost to, or to impose a cost on, the Bank of issuing or maintaining any Letter of Credit or of making any payment or disbursement under any Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank under this Agreement;

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then within five Business Days after demand by the Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand and a calculation thereof in reasonable detail), the Applicant shall pay directly to the Bank such additional amount as will compensate the Bank for such increased capital requirement, such increased cost or such reduction, as the case may be. Determinations and statements of the Bank pursuant to this Section 8 shall be conclusive absent manifest error, and the provisions of this Section 8 shall survive termination of this Agreement.

SECTION 9 EVENTS OF DEFAULT AND THEIR EFFECT.

9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

9.1.1 Non-Payment of Liabilities, etc. Default in the payment when due of any principal of or interest on any Liabilities; or default, and continuance thereof for five days after notice thereof from the Bank, in the payment when due of any fees or other amounts payable by the Applicant hereunder.

9.1.2 Bankruptcy, etc. The Applicant or any guarantor of the Liabilities shall become insolvent or admit in writing its inability to pay debts as they mature, or the Applicant or any such guarantor shall apply for, consent to or acquiesce in the appointment of a trustee or receiver, or in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for the Applicant or any such guarantor, or any proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted by or against the Applicant or any such guarantor and, if instituted against the Applicant or such guarantor, remains for 30 days undismissed, or any writ of attachment is issued against any substantial portion of the Applicant’s or any such guarantor’s property and is not released within 30 days of service, or the Applicant or any such guarantor takes any action to authorize, or in furtherance of, any of the foregoing.

9.1.3 Other Agreements with Bank. Any default shall occur (subject to any applicable grace period) under any other agreement between the Applicant and the Bank or any of its affiliates (including any agreement under which the Applicant is a borrower and the Bank or any such affiliate and one or more other financial institutions are the lenders); or the Applicant shall fail to comply with or to perform (subject to any applicable grace period) any covenant set forth in any such other agreement as such covenant is in effect on the date hereof or is amended from time to time with the consent of the Bank (but without giving effect to the expiration or termination of any such agreement unless such agreement is replaced by another agreement to which the Bank is a party).

9.1.4 Representations and Warranties. Any representation or warranty made by the Applicant herein or in any writing furnished in connection with or pursuant to this Agreement shall be false or misleading in any material respect on the date made.

9.2 Effect of Event of Default. If any Event of Default described in Section 9.1.2 shall occur, all Liabilities shall immediately become due and payable and the Applicant shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit; and if any other Event of Default shall occur, the Bank may declare all Liabilities to be due and payable and may demand that the Applicant immediately deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit, whereupon all Liabilities shall become immediately due and payable and the Applicant shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit. The Bank shall promptly advise the Applicant of any such declaration, but failure to do so shall not impair the effect of such declaration. The Applicant hereby grants the Bank a security interest in all cash collateral delivered hereunder. All cash collateral shall be held by the Bank and applied to Liabilities arising in connection with any drawing under a Letter of Credit. After all Letters of Credit have been fully drawn, expired or been terminated, such cash collateral shall be applied by the Bank, first, to any remaining Liabilities and, then, to any other liabilities of the Applicant to the Bank, and any excess shall be delivered to the Applicant or as a court of competent jurisdiction may direct.

SECTION 10 SECURITY.

10.1 Grant of Security Interest. As security for the prompt payment and performance of all Liabilities, and in addition to any other security given to the Bank by separate agreement, the Applicant hereby grants to the Bank a continuing security interest in all of the following, whether now existing or hereafter arising: (i) all property shipped, stored or dealt with in connection with any Letter of Credit; and (ii) all drafts, documents, instruments, contracts (including, without limitation, shipping documents, warehouse receipts and policies or certificates of insurance), inventory, accounts, chattel paper and general intangibles, and all proceeds of the foregoing, arising from or in connection with any Letter of Credit, including, without limitation, any of the foregoing which is in the Bank’s actual or constructive possession or is in transit to the Bank or any of its affiliates, agents or correspondents (and regardless of whether such property has been released to the Applicant). The Applicant further agrees that the Bank or any of its affiliates may set off and apply to any of the Liabilities which are then due and payable (by acceleration or otherwise) any deposit of the Applicant at any time held by the Bank or any of its affiliates. The Applicant agrees that this Agreement (or a carbon or photographic copy hereof) may be filed as a financing statement to the extent permitted by law. The Applicant authorizes the Bank to file such financing statements as may be required by the Bank to perfect the security interest of the Bank hereunder. The Applicant also agrees that, on request by the Bank, the Applicant shall execute and deliver such financing statements and other documents or instruments as may be required by the Bank to perfect or maintain the security interest of the Bank hereunder.

10.2 Rights and Remedies. The Bank shall have all rights and remedies of a secured party under the UCC. If prior notice to the Applicant is required for any action, the Bank shall give the Applicant at least five days’ notice in writing of the time and place of the sale, disposition or other event giving rise to such required notice, and the Applicant agrees that such notice will be deemed commercially reasonable. Any property or document representing collateral may be held by the Bank in its name or in the name of the Bank’s nominee, all without prior notice. Proceeds of any sale or other disposition of collateral shall be applied, in order, to the expenses of retaking, holding and preparing the collateral for sale (including reasonable attorneys’ fees and legal expenses), and then to the obligations of the Applicant hereunder until paid in full. The Applicant shall be liable for any deficiency.

SECTION 11 GENERAL.

11.1 Waiver: Amendments. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.2 Notices. (a) Except as otherwise expressly provided herein, all notices hereunder shall be in writing (including facsimile and electronic transmission, which shall be considered original writings). Notices given by mail shall be deemed to have been given three Business Days after the date sent if sent by registered or certified mail, postage prepaid, to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other party to this Agreement, have designated as its address for notices. Notices given by facsimile or electronic transmission shall be deemed to have been given when sent. Notices sent by any other means shall be deemed to have been given when received (or when delivery is refused).

(b) The Bank may rely on any writing (including any facsimile, any electronic transmission or any information on a computer disk or similar medium which may be reduced to writing), or any telephonic or other oral message or instruction (including, without limitation, any oral waiver of any discrepancy with respect to any Item), that the Bank believes in good faith to have been received from an authorized officer, employee or representative of the Applicant, and the Bank shall not be liable for any action taken in good faith with respect to any writing, message or instruction from an unauthorized person. The Bank shall not be under any duty to verify the identity of any

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person submitting any Application or other writing or making any other communication hereunder. Notwithstanding the foregoing, the Bank is not obligated to recognize the authenticity of any request to issue, amend, honor or otherwise act on any Letter of Credit that is not evidenced to the Bank’s satisfaction by a writing originally signed by a person the Applicant has certified is authorized to act for the Applicant hereunder or by a message or instruction authenticated to the Bank’s satisfaction.

11.3 Costs Expenses and Taxes; Indemnification. (a) The Applicant agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including the reasonable fees and charges of counsel for the Bank) in connection with the enforcement of this Agreement. In addition, the Applicant agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the issuance of Letters of Credit hereunder, or the issuance of any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith.

(b) The Applicant agrees to indemnify the Bank and each of its affiliates and each of their respective officers, directors, employees and agents (each an “Indemnified Party”) against, and to hold each Indemnified Party harmless from, any and all actions, causes of action, suits, losses, costs, damages, expenses (including reasonable attorneys’ fees and charges, expert witness fees and other dispute resolution expenses) and other liabilities (collectively the “Indemnified Liabilities”) incurred by any Indemnified Party as a result of, or arising out of, or relating to, this Agreement or any Letter of Credit (and without regard to whether the applicable Indemnified Party is a party to any proceeding out of which such Indemnified Liabilities arise), except to the extent that a court of competent jurisdiction determines in a final, non-appealable order that any Indemnified Liability resulted directly from the gross negligence or willful misconduct of such Indemnified Party. Without limiting the generality of the foregoing sentence, the term “Indemnified Liabilities” includes any claim or liability in which an advising, confirming or other nominated bank, or a beneficiary requested to issue its own undertaking, seeks to be reimbursed, indemnified or compensated. If and to the extent the foregoing undertaking may be unenforceable for any reason, the Applicant agrees to make the maximum contribution to the payment of each of the Indemnified Liabilities which is permitted under applicable law.

(c) Without limiting clause (b), the Applicant agrees to indemnify the Bank, and to hold the Bank harmless from, any loss or expense incurred by the Bank as a result of any judgment or order being given or made for the payment of any amount due hereunder in a particular currency (the “Currency of Account”) and such judgment or order being expressed in a currency (the “Judgment Currency”) other than the Currency of Account and as a result of any variation having occurred in the rate of exchange between the date which such amount is converted into the Judgment Currency and the date of actual payment pursuant thereto. The foregoing indemnity shall constitute a separate and independent obligation of the Applicant.

(d) All obligations provided for in this Section 11.3 shall survive any termination of this Agreement.

11.4 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

11.5 Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Except to the extent inconsistent with such state law or otherwise expressly stated in any Letter of Credit, each Letter of Credit and this Agreement also are subject to the terms of (i) with respect to matters relating to standby Letters of Credit and Applications therefor, the ISP, and (ii) with respect to matters relating to commercial Letters of Credit and Applications therefor, the UCP. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Applicant and rights of the Bank expressed herein shall be in addition to and not in limitation of those provided by applicable law.

11.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

11.7 Successors and Assigns. This Agreement shall be binding upon the Applicant and its successors and assigns, provided that the Applicant may not assign any of its rights or obligations hereunder without the prior written consent of the Bank.

11.8 Right of Bank to Act through Branches and Affiliates. The Bank may cause any Letter of Credit requested by the Applicant to be issued by a branch or affiliate of the Bank, and all references to the “Bank” herein or in any related document shall include each applicable branch or affiliate.

11.9 Foreign Assets Control Regulations. The Applicant certifies that no transaction in foreign commodities covered by any Application will be prohibited under the foreign assets control regulations of the United States Treasury Department and that any importation related to any Letter of Credit will conform with all applicable laws, rules and regulations.

11.10 Mitigation; Limitation of Liability. The Applicant agrees to take action to avoid or reduce the amount of any damages which may be claimed against the Bank. For example, (a) in the case of wrongful honor, the Applicant agrees to enforce its rights arising out of the underlying transaction (except to the extent that enforcement is impractical due to the insolvency of the beneficiary or other Person from whom the Applicant might otherwise recover), and (b) in the case of wrongful dishonor, the Applicant agrees to specifically and timely authorize the Bank to effect a cure and give written assurances to the beneficiary that a cure is being arranged. The Applicant’s aggregate remedies against the Bank for honoring a presentation or retaining honored documents in breach of the Bank’s obligations to the Applicant (whether arising under this Agreement, applicable letter of credit practice or law, or any other agreement or law) are limited to the aggregate amount paid by the Applicant to the Bank with respect to the honored presentation.

11.11 Subrogation. The Bank shall be subrogated (for purposes of defending against the Applicant’s claims and proceeding against others to the extent of any liability of the Bank to the Applicant) to the Applicant’s rights against any Person who may be liable to the Applicant on any underlying transaction, to the rights of any holder in due course or Person with similar status against the Applicant and to the rights of the beneficiary of any Letter of Credit or its assignee or any Person with similar status against the Applicant.

11.12 Co-Applicants. (a) If this Agreement is signed by two or more Persons (each a “Co-Applicant”), then the term “Applicant” shall mean each such Person and all such Persons shall be jointly and severally liable for all obligations of the “Applicant” hereunder and in respect of the Letters of Credit issued pursuant hereto. Any Co-Applicant shall have the right to issue all instructions relating to Letters of Credit (including, without limitation, instructions as to the disposition of documents and waiver of discrepancies) and to agree with the Bank upon any amendment, extension, renewal or modification of, or change in the amount of, any Letter of Credit, and such instructions and agreements shall be binding upon all Co-Applicants. Each Co-Applicant shall be bound by (i) any notice from the Bank to any other Co-Applicant, (ii) any other Co-Applicant’s settlement or release of any claim against the Bank arising under this Agreement and (iii) any default under this Agreement attributable to any other Co-Applicant.

(b)      Each Co-Applicant agrees that if at any time all or any part of any payment theretofore applied by the Bank to any of the Liabilities is or must be rescinded or returned by the Bank for any reason whatsoever (including the insolvency, bankruptcy or reorganization of any Co-Applicant), such Liabilities shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Bank, and the obligations of such Co-Applicant with respect thereto shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Bank had not been made.

(c)       The Bank may, from time to time, in its sole discretion and without affecting the obligation of any Co-Applicant, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any other obligor, in addition to such Co-Applicant, with respect to any of the Liabilities, and take any security for the obligations of any such other obligor, (b) extend

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or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any other Co-Applicant or any obligation of any nature of any other obligor with respect to any of the Liabilities, (c) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (d) resort to such Co-Applicant for payment of any of the Liabilities when due, whether or not the Bank shall have resorted to any property securing any of the Liabilities or shall have proceeded against any other Co-Applicant or any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

11.13 Continuation of Liability. Regardless of the expiry date of any Letter of Credit, the Applicant shall remain liable hereunder until the Bank is released from liability by every Person that is entitled to draw or demand payment under each Letter of Credit issued pursuant hereto.

11.14 Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY APPLICATION, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF COOK COUNTY, ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE APPLICANT HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF COOK COUNTY, ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION. THE APPLICANT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE BANK AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE APPLICANT EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.15 Waiver of Jury Trial. EACH OF THE APPLICANT AND, BY ISSUING ANY LETTER OF CREDIT, THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.

[Applicant]

By

Title

By

Title

Address:

Attention:

Facsimile:

[Second Applicant, if applicable]

By

Title

By

Title

Address:

Attention:

Facsimile:

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EXHIBIT E

FORM OF NOTICE OF BORROWING

To:                     LaSalle Bank National Association (the “Administrative Agent”)

Please refer to the Amended and Restated Credit Agreement dated as of June 10, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”), as Administrative Agent for the Lenders, and THE PRIVATEBANK AND TRUST COMPANY, as Documentation Agent.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)            The requested borrowing date for the proposed borrowing (which is a Business Day) is              ,       .

(ii)           The aggregate amount of the proposed borrowing is $                 .

(iii)          The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] [Fixed Rate] Loans.

(iv)          The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is            month(s) (which shall be 1, 2, 3 or 6 months).

(v)           The duration of the Interest Period for each Fixed Rate Loan made as part of the proposed borrowing, if applicable, is           year(s) (which shall be 1, 2, 3, 4 or 5 years).  An amortization schedule reflecting monthly payments over the life of such Fixed Rate Loan over the Interest Period therefor commencing on the same date of the next month following the borrowing is attached hereto.

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement; and (iii) no more than eighteen (18) borrowings or continuations of, or conversions to, Fixed Rate Loans have been made in the current calendar year.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on                 ,          .

WINMARK CORPORATION

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:                     LaSalle Bank National Association (the “Administrative Agent”)

Please refer to the Amended and Restated Credit Agreement dated as of June 10, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”), as Administrative Agent for the Lenders, and THE PRIVATEBANK AND TRUST COMPANY, as Documentation Agent.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)           on [date] convert $[           ] of the aggregate outstanding principal amount of the [            ] Loan, into a(n) [              ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [          ] month(s)][and, in the case of a Fixed Rate Loan, having an Interest Period of [          ] years(s)];

[(b)          on [date] continue $[           ] of the aggregate outstanding principal amount of the [LIBOR Loan, as a LIBOR Loan having an Interest Period of [          ] month(s)][Fixed Rate Loan, as a Fixed Rate Loan having an Interest Period of [        ] year(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto[, and, with respect to the conversion or continuance of any Fixed Rate Loan, after giving effect to such conversion or continuance,(i) no more than eighteen (18) borrowings of, conversions to or continuances of Fixed Rate Loans have been made this calendar year and (ii) the aggregate principal amount of each Fixed Rate Loan is at least $200,000 or a higher integral multiple of $100,000].

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on            ,        .

WINMARK CORPORATION

By:
Name:
Title: